UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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BioSante Pharmaceuticals, Inc.

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________________________________________________

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 14, 2007
_____________________

TO THE STOCKHOLDERS OF BIOSANTE PHARMACEUTICALS, INC.:

The Annual Meeting of Stockholders of BioSante Pharmaceuticals, Inc., a Delaware corporation, will be held on Thursday, June 14, 2007, at 10:00 a.m., local time, at the O’Hare Hilton Hotel, O’Hare International Airport, Chicago, Illinois, for the following purposes:

1.	To elect six persons to serve as directors until our next annual meeting of stockholders or until their respective successors are elected and qualified.

2.	To consider a proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on April 17, 2007 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof. A stockholder list will be available at BioSante’s corporate offices beginning June 4, 2007 during normal business hours for examination by any stockholder registered on BioSante’s stock ledger as of the record date, April 17, 2007, for any purpose germane to the annual meeting.

It is important that your shares be represented and voted at the meeting. Please mark, sign, date, and mail the enclosed proxy card in the postage-paid envelope provided.

By Order of the Board of Directors,

/s/ Phillip B. Donenberg
Phillip B. Donenberg
Secretary

April 30, 2007
Lincolnshire, Illinois

Important: The prompt return of your proxy card will save the company the expense of further requests for proxies to ensure a quorum at the meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

111 Barclay Boulevard
Lincolnshire, Illinois 60069
   _____________________

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

June 14, 2007
_____________________

INFORMATION CONCERNING THE ANNUAL MEETING

The Board of Directors of BioSante Pharmaceuticals, Inc. is soliciting your proxy for use at the 2007 Annual Meeting of Stockholders on Thursday, June 14, 2007. The Notice of Annual Meeting, this proxy statement and the enclosed form of proxy are being mailed to stockholders beginning on or about April 30, 2007.

Date, Time, Place and Purposes

The Annual Meeting of Stockholders of BioSante Pharmaceuticals, Inc. will be held on Thursday, June 14, 2007, at 10:00 a.m., local time, at the O’Hare Hilton Hotel, O’Hare International Airport, Chicago, Illinois, for the purposes set forth in the Notice of Meeting.

Who Can Vote

Stockholders of record at the close of business on April 17, 2007 will be entitled to vote at the meeting. As of that date, there were 23,081,374 shares of our common stock and 391,286 shares of our class C special stock outstanding. Each share of our common stock and class C special stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Stockholders are not entitled to cumulate voting rights.

How You Can Vote

Your vote is important. If you are a stockholder whose shares are registered in your name, you may vote your shares by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. No postage is required if your proxy card is mailed within the United States.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this proxy statement or you may need to contact your broker, bank or other nominee to determine how you will be able to vote your shares.

If you return your signed proxy card, the named proxies will vote your shares as you direct. You have three choices on each matter to be voted on.

For the election of directors, you may vote:

•	FOR all of the nominees for director,

•	WITHHOLD your vote from all of the nominees for director or

•	WITHHOLD your vote from one or more of the nominees for director.

For each of the other proposals, you may vote:

•	FOR the proposal,

•	AGAINST the proposal or

•	ABSTAIN from voting on the proposal.

If you send in your proxy card, but do not specify how you want to vote your shares, the proxies will vote your shares FOR all of the nominees for director and FOR all of the other proposals set forth in the Notice of Annual Meeting.

How Does the Board of Directors Recommend that You Vote

The Board of Directors unanimously recommends that you vote FOR all of the nominees for director and FOR the approval of all of the other proposals set forth in the Notice of Annual Meeting.

How You May Revoke or Change Your Vote

If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted at the meeting by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by completing, signing, dating and returning a proxy card to us.

•	Sending written notice of revocation to our Corporate Secretary.

•	Attending the Annual Meeting and voting by ballot.

Quorum Requirement

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock (11,540,688 shares) and a majority of the outstanding shares of our class C special stock (195,644 shares) as of the record date will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of our common stock and shares of our class C special stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum. Shares represented by proxies marked “Abstain” or “Withheld” are counted in determining whether a quorum is present. In addition, a “broker non-vote” is considered in determining whether a quorum is present. A “broker non-vote” is a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received by the broker from the customer, and the broker does not have discretionary authority to vote on behalf of such customer on such matter.

Vote Required

Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, (1) the election of the six nominees for director requires the affirmative vote of a plurality of the shares of common stock and class C special stock, present in person or by proxy and entitled to vote, voting together as a single class, and (2) the approval of each of the other proposals described in this proxy statement, requires the affirmative vote of the holders of a majority of the shares of common stock and class C special stock, present in person or by proxy and entitled to vote, voting together as a single class.

If your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares on certain “routine” matters that include the election of directors (Proposal 1) and the ratification of the selection of our independent registered public accounting firm (Proposal 2). Abstentions and withheld votes will be counted, and will have the effect of a negative vote.

Procedures at the Annual Meeting

The presiding officer at the Annual Meeting will determine how business at the meeting will be conducted. Only matters brought before the Annual Meeting in accordance with our bylaws will be considered.

Only a natural person present at the Annual Meeting who is either a BioSante stockholder or is acting on behalf of one of our stockholders may make a motion or second a motion. A person acting on behalf of a stockholder must present a written statement executed by the stockholder or the duly authorized representative of the stockholder on whose behalf the person purports to act.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
AND MANAGEMENT
_____________________

The following table sets forth information known to us with respect to the beneficial ownership of each class of our capital stock as of April 17, 2007 for (1) each person known by us to beneficially own more than five percent of any class of our voting securities, (2) each of the executive officers named in the Summary Compensation Table under the heading “Executive Compensation,” (3) each of our directors and (4) all of our executive officers and directors as a group.

Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has sole or shared power to vote or to direct the voting of such shares or sole or shared power to dispose or direct the disposition of such shares. Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole dispositive and voting power with respect to its shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

	Shares Beneficially Owned
	Common Stock		Class C Special Stock		Common Stock and Common	Percent of Total
Name and Address of Beneficial Owner(1)	Number	Percent	Number	Percent	Stock Equivalents	Voting Power(2)
Louis W. Sullivan, M.D.	73,731(3)	*	100,000	25.6%	173,731	*
Stephen M. Simes	483,848(4)	2.1%	—	—	483,848	2.0%
Fred Holubow	115,792(5)	*	—	—	115,792	*
Peter Kjaer	65,258(6)	*	—	—	65,258	*
Ross Mangano	2,121,249(7)	9.2%	—	—	2,121,249	9.0%
Victor Morgenstern	711,185(8)	3.1%	—	—	711,185	3.0%
Edward C. Rosenow, III, M.D.	63,373(9)	*	—	—	63,373	*
Phillip B. Donenberg	205,432(10)	*	—	—	205,423	*
JO & Co	1,759,661(11)	7.6%	—	—	1,759,661	7.5%
Hans Michael Jebsen	425,000(12)	2.3%	100,000	25.6%	525,000	2.3%
Marcus Jebsen	125,000(12)	*	50,000	12.8%	175,000	*
Angela Ho	77,137(13)	*	100,000	25.6%	177,137	*
All executive officers and directors as a group (8 persons)	3,839,868(14)	16.0%	100,000	25.6%	3,939,868	16.2%
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* less than one percent.

(1)	Unless otherwise indicated in the footnotes below, the address for each of the stockholders in the table above is c/o BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, IL 60069.

(2)	In calculating the percent of total voting power, the voting power of shares of our common stock and shares of our class C special stock is combined.

(3)	Dr. Sullivan’s beneficial ownership includes 45,833 shares of common stock issuable upon exercise of stock options.

(4)
Mr. Simes’ beneficial ownership includes (1) 306,581 shares of common stock issuable upon exercise of stock options, (2) 500 shares of common stock issuable upon exercise of warrants and 176,567 shares of common stock held by Mr. Simes’ trust and (3) 200 shares of common stock held by Mr. Simes’ sons.

(5)	Mr. Holubow’s beneficial ownership includes 45,833 shares of common stock issuable upon exercise of stock options.

(6)	Mr. Kjaer’s beneficial ownership includes 45,833 shares of common stock issuable upon exercise of stock options.

(7)
Mr. Mangano’s beneficial ownership includes: (1) 45,833 shares of common stock issuable upon exercise of stock options, (2) 146,512 shares of common stock issuable upon exercise of a warrant and 1,613,149 shares of common stock held by JO & Co., of which Mr. Mangano is President, (3) 30,000 shares of common stock held by Oliver & Co., of which Mr. Mangano is the trustee, and (4) an aggregate of 214,999 shares of common stock held in various accounts, of which Mr. Mangano is an advisor and/or a trustee. Mr. Mangano has sole voting and dispositive power over these shares. See note (11) below.

(8)
Mr. Morgenstern’s beneficial ownership includes: (1) 45,833 shares of common stock issuable upon exercise of stock options, (2) 76,500 shares of common stock issuable upon exercise of a warrant, (3) 70,000 shares of common stock held by Mr. Morgenstern’s wife, as to which Mr. Morgenstern disclaims control, direction or beneficial ownership, and (4) 63,281 shares of common stock held by Resolute Partners L.P. Victor Morgenstern is managing director of Resolute Partners L.P.

(9)	Dr. Rosenow’s beneficial ownership includes 45,833 shares of common stock issuable upon exercise of stock options.

(10)	Mr. Donenberg’s beneficial ownership includes 169,110 shares of common stock issuable upon exercise of stock options and 500 shares of common stock issuable upon exercise of warrants.

(11)
Includes 146,512 shares of common stock issuable upon exercise of a warrant. Ross Mangano, a director of BioSante, has sole voting and dispositive power over these shares. See note (7) above. The address for JO & Co. is 112 West Jefferson Boulevard, Suite 613, South Bend, IN 46634.

(12)	The address of each of Hans Michael Jebsen and Marcus Jebsen is c/o Jebsen & Co. Ltd., 28/F Caroline Center, 28 Yun Ping Road, Causeway Bay, Hong Kong, China.

(13)	The address of Angela Ho address is c/o Jet Asia Ltd., 39/F Shun Tak Center, 200 Connaught Road Central, Hong Kong, China.

(14)
The amount beneficially owned by all current directors and executive officers as a group includes 828,189 shares issuable upon exercise of warrants and stock options held by these individuals, 146,512 shares issuable upon exercise of a warrant held by an entity affiliated with these individuals, 176,567 shares held in an individual’s trust and 200 shares held by an individual’s sons. See notes (4), (7) and (11) above.

ELECTION OF DIRECTORS

(Proposal 1)
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Number of Directors

Our bylaws provide that the Board of Directors will consist of at least one member, or such other number as may be determined by the Board of Directors or stockholders at an annual meeting. The Board of Directors has fixed the number of directors at six effective as of our next annual meeting of stockholders.

Nominees for Director

The Board of Directors has nominated the following six individuals to serve as our directors until the next annual meeting of our stockholders or until their successors are elected and qualified. All of the nominees named below are current members of the Board of Directors.

•	Louis W. Sullivan, M.D.
•	Stephen M. Simes
•	Fred Holubow
•	Peter Kjaer
•	Ross Mangano
•	Edward C. Rosenow III, M.D.

Under an employment letter agreement we entered into with Mr. Simes in January 1998 in connection with his acceptance of our offer of employment as an executive officer of our company, Mr. Simes agreed to serve as a director of our company and we agreed to nominate him as a nominee for director and solicit proxies for his election so long as Mr. Simes is employed by us.

Victor Morgenstern has chosen not to stand for re-election at the Annual Meeting in light of his other responsibilities and obligations, including in particular an increased time commitment to Valor Equity Partners, LLC, a private equity fund, in which Mr. Morgenstern serves as Chairman and a principal. The Board of Directors thanks Mr. Morgenstern for his many years of service to BioSante.

Proxies can only be voted for the number of persons named as nominees in this proxy statement, which is six.

Vote Required

Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, the election of a nominee for director requires the affirmative vote of a plurality of the shares of common stock and class C special stock represented in person or by proxy at the Annual Meeting, voting together as a single class.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the election of all of the six nominees named above.

If prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board of Directors. Alternatively, the proxies, at the Board’s discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Information About Board Nominees

The following table sets forth certain information that has been furnished to us by each director who has been nominated by the Board of Directors to serve as a director of our company.

Name of Nominee	Age	Principal Occupation	Director Since

Louis W. Sullivan, M.D.(1)(2)(3)(4)	73	President Emeritus of the Morehouse School of Medicine and Chairman of the Board of Directors of BioSante	1996

Stephen M. Simes	55	Vice Chairman, President and Chief Executive Officer of BioSante	1998

Fred Holubow (1)(3)(4)	68	Vice President of Pegasus Associates, an operating division of William Harris Investors	1999

Peter Kjaer(1)(3)	46	President and Chief Executive Officer of Jet-Asia Ltd.	1999

Ross Mangano(2)(3)	61	President of Oliver Estate, Inc.	1999

Edward C. Rosenow III, M.D.(3)(4)	72	Master Fellow of the American College of Physicians and the American College of Chest Physicians	1997
__________________
(1)	Member of the Audit and Finance Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Member of the Scientific Review Committee

There are no family relationships among any of our directors.

Additional Information About Board Nominees

The Honorable Louis W. Sullivan, M.D. has been our Chairman of the Board of Directors since March 1998 and has been a director of our company since its formation. Dr. Sullivan served as Secretary of Health and Human Services in the cabinet of President George H.W. Bush from 1989 to 1993. Since retiring from the Bush Administration, Dr. Sullivan has been associated with the Morehouse School of Medicine in Atlanta, Georgia. Currently, he serves as President Emeritus and he previously served as President and Dean of the School from 1981 to 1985 and as President from 1985 to 1989 and from 1993 to 2002. Dr. Sullivan serves on the board of directors of Henry Schein Inc., United Therapeutics Corporation and Inhibitex, Inc.

Stephen M. Simes has served as our Vice Chairman, President and a director of our company since January 1998 and Chief Executive Officer since March 1998. From October 1994 to January 1997, Mr. Simes was President, Chief Executive Officer and a director of Unimed Pharmaceuticals, Inc. (wholly-owned by Solvay Pharmaceuticals Inc.), a company with a product focus on infectious diseases, AIDS, endocrinology and oncology. From 1989 to 1993, Mr. Simes was Chairman, President and Chief Executive Officer of Gynex Pharmaceuticals, Inc., a company which concentrated on the AIDS, endocrinology, urology and growth disorders markets. In 1993, Gynex was acquired by Savient Pharmaceuticals, Inc. (formerly Bio-Technology General Corp.), and from 1993 to 1994, Mr. Simes served as Senior Vice President and director of Savient Pharmaceuticals Inc. Mr. Simes’ career in the pharmaceutical industry started in 1974 with G.D. Searle & Co. (now part of Pfizer Inc.).

Fred Holubow has been a director of our company since July 1999. Mr. Holubow has been a Vice President of Pegasus Associates since he founded Pegasus in 1982. Pegasus Associates is currently an operating division of William Harris Investors, a registered investment advisory firm. He specializes in analyzing and investing in pharmaceutical and biotechnology companies. Mr. Holubow currently serves on the board of directors of Micrus Endovascular Corporation, and in the past has served on the boards of ThermoRetec Corporation, Savient Pharmaceuticals, Inc. (formerly Bio-Technology General Corp.), Gynex Pharmaceuticals, Inc. and Unimed Pharmaceuticals, Inc.

Peter Kjaer has been a director of our company since July 1999. Mr. Kjaer has been President and Chief Executive Officer of Jet-Asia Ltd., a Hong Kong-based aircraft and management company, since April 1996.

Ross Mangano has been a director of our company since July 1999. Mr. Mangano has been the President and a director of Oliver Estate, Inc., a management company specializing in investments in public and private companies, since 1971.

Edward C. Rosenow, III, M.D. has been a director of our company since November 1997. Dr. Rosenow is a Master Fellow of the American College of Physicians as well as Master Fellow the American College of Chest Physicians. Dr. Rosenow was the Arthur M. and Gladys D. Gray Professor of Medicine at the Mayo Clinic from 1988 until his retirement in 1996. Beginning with his residency in 1960, Dr. Rosenow has worked at the Mayo Clinic in many professional capacities including as a Consultant in Internal Medicine (Thoracic Diseases) from 1966 to 1996, an Assistant Professor, Associate Professor and Professor of Medicine at the Mayo Clinic Medical School, President of the Mayo Clinic Staff in 1986, and Chair of the Division of Pulmonary and Critical Care Medicine from 1987 to 1994. Dr. Rosenow has also served as a consultant to NASA, space station FREEDOM at the Johnson Space Center in Houston, Texas from 1989 to 1990 and as the President of the American College of Chest Physicians from 1989 to 1990. In 1998, he received the Mayo Distinguished Alumnus Award. Dr. Rosenow serves on the board of directors of BioVirex, Inc.

CORPORATE GOVERNANCE

_____________________

Director Independence

The Board of Directors has affirmatively determined that each of our directors, except for Mr. Simes, is an “independent director” as defined by the listing standards of the American Stock Exchange. Under these standards, no director qualifies as independent unless the Board of Directors affirmatively determines that the director does not have a material relationship with the listed company that would interfere with the exercise of independent judgment. The American Stock Exchange’s listing standards provide a non-exclusive list of persons who are not considered independent. In making an affirmative determination that each of our directors, except for Mr. Simes, is an “independent director,” the Board of Directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities as they may relate to us and our management.

Board of Directors and Committees of the Board

The Board of Directors met nine times and took action by written consent three times during 2006. At all of these board meetings, the independent directors of the Board of Directors met in executive session without the presence of Mr. Simes or any of our other executive officers during a portion of the meeting. Other than Peter Kjaer, who attended 67 percent of the meetings, all of our directors attended 75 percent or more of the aggregate meetings of the Board of Directors and all committees on which they served during 2006.

The Board of Directors has a standing Audit and Finance Committee, Compensation Committee, Nominating and Corporate Governance Committee and Scientific Review Committee, each of which has the composition and responsibilities discussed below. The Board of Directors may from time to time establish other committees to facilitate the management of our company and may change the composition and the responsibilities of our existing committees.

Audit and Finance Committee

Responsibilities. The Audit and Finance Committee provides assistance to the Board of Directors in fulfilling its responsibilities for oversight, for quality and integrity of the accounting, auditing, reporting practices, systems of internal accounting and financial controls, the annual independent audit of our financial statements, and the legal compliance and ethics programs of BioSante as established by management. The Audit and Finance Committee’s primary responsibilities include:

•
overseeing our accounting and financial reporting processes, systems of internal control over financial reporting and disclosure control and procedures on behalf of the Board of Directors and reporting the results or findings of its oversight activities to the Board;

•
having sole authority to appoint, retain and oversee the work of our independent registered public accounting firm and establishing the compensation to be paid to the independent registered public accounting firm;

•
establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and/or or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•
reviewing and pre-approving all audit services and permissible non-audit services to be performed for us by our independent registered public accounting firm as provided under the federal securities laws and rules and regulations of the Securities and Exchange Commission; and

•
overseeing our system to monitor and manage risk, and legal and ethical compliance programs, including the establishment and administration (including the grant of any waiver from) a written code of ethics applicable to each of our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

The Audit and Finance Committee operates under a written charter adopted by the Board of Directors, which can be found on the Investors—Corporate Governance—Board Committees section of our corporate website at www.biosantepharma.com. A printed copy of such charter is also available to any stockholder upon request to our Corporate Secretary at BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069, telephone: (847) 478-0500 ext. 120.

The Audit and Finance Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition. The Audit and Finance Committee currently consists of Mr. Holubow, Mr. Kjaer and Dr. Sullivan. Mr. Holubow is the current chair of the Audit and Finance Committee.

Each current member of the Audit and Finance Committee qualifies as “independent” for purposes of membership on audit committees pursuant to the listing standards of the American Stock Exchange and the rules and regulations of the Securities and Exchange Commission and is “financially literate” as required by American Stock Exchange’s listing standards. In addition, the Board of Directors has determined that Mr. Holubow qualifies as an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission and meets the qualifications of “financial sophistication” under American Stock Exchange’s listing standards as a result of his Masters in Business Administration in Finance, and his experience as an investment analyst and portfolio manager for over 39 years and as a member of an audit committee of another public company. Stockholders should understand that these designations related to our Audit and Finance Committee members’ experience and understanding with respect to certain accounting and auditing matters do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit and Finance Committee or of the Board of Directors.

Meetings and Other Information. The Audit and Finance Committee met five times and took action by written consent once during 2006. At all of these meetings, the Audit and Finance Committee met in private session with our independent registered public accounting firm during a portion of the meeting. Additional information regarding our Audit and Finance Committee and our independent registered public accounting firm is disclosed under the “—Audit and Finance Committee Report” and “Ratification of Selection of Independent Registered Public Accounting Firm (Proposal 2)” sections of this proxy statement.

Audit and Finance Committee Report

This report is furnished by the Audit and Finance Committee of the Board of Directors with respect to BioSante’s financial statements for the year ended December 31, 2006.

One of the purposes of the Audit and Finance Committee is to oversee BioSante’s accounting and financial reporting processes and the audit of BioSante’s annual financial statements. BioSante’s management is responsible for the preparation and presentation of complete and accurate financial statements. BioSante’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of BioSante’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit.

The Audit and Finance Committee has reviewed and discussed BioSante’s audited financial statements for the year ended December 31, 2006 with BioSante’s management. Management represented to the Audit and Finance Committee that BioSante’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit and Finance Committee has discussed with Deloitte & Touche LLP, BioSante’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit and Finance Committee has discussed the independence of Deloitte & Touche LLP with them.

Based on the review and discussions of the Audit and Finance Committee described above, in reliance on the unqualified opinion of Deloitte & Touche LLP regarding BioSante’s audited financial statements, and subject to the limitations on the role and responsibilities of the Audit and Finance Committee discussed above and in the Audit and Finance Committee’s charter, the Audit and Finance Committee recommended to the Board of Directors that BioSante’s audited financial statements be included in BioSante’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

This report is dated as of March 26, 2007.

Audit and Finance Committee
Fred Holubow, Chairman
Peter Kjaer
Louis W. Sullivan, M.D.

The foregoing Audit and Finance Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the foregoing Audit and Finance Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee

Responsibilities. The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of our executive officers and reviews, assesses and approves overall company strategies for attracting, developing, retaining and motivating management. The primary responsibilities of the Compensation Committee include:

•
recommending to the Board of Directors for its determination the annual salaries, incentive compensation, long-term incentive compensation, special or supplemental benefits or perquisites and any and all other compensation applicable to our chief executive officer and other executive officers;

•
reviewing and making recommendations to the Board of Directors regarding any revisions to corporate goals and objectives with respect to compensation for our chief executive officer and other executive officers and establishing and leading a process for the full Board of Directors to evaluate the performance of our chief executive officer and other executive officers in light of those goals and objectives;

•
administering our equity compensation plans applicable to any employee of our company and recommend to the Board of Directors specific grants of options and other awards for all executive officers and determining specific grants of options and other awards for all other employees, under our equity compensation plans;

•
making recommendations to the Board of Directors regarding our incentive compensation plans applicable to our executive officers, including the annual establishment of (i) eligible employees, (ii) performance goals, and (iii) target incentive compensation levels; and

•
annually reviewing and discussing with management the “Compensation Discussion and Analysis” section of our proxy statement in connection with our annual meeting of stockholders and based on such review and discussions make a recommendation to the Board of Directors as to whether the “Compensation Discussion and Analysis” section should be included in our proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission and any other applicable regulatory bodies.

The Compensation Committee operates under a written charter adopted by the Board of Directors, which can be found on the Investors—Corporate Governance—Board Committees section of our corporate website at www.biosantepharma.com. A printed copy of such charter is also available to any stockholder upon request to our Corporate Secretary at BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069, telephone: (847) 478-0500 ext. 120.

Decisions regarding executive compensation made by the Compensation Committee during 2006 were considered final and were not generally subject to review or ratification by the Board of Directors. In March 2007, however, the Board of Directors, upon recommendation of the Compensation Committee, amended the Compensation Committee’s formal written charter, to provide for decisions by the Compensation Committee regarding executive compensation to be in the form of recommendations to the Board of Directors, instead of final decisions, with the final decisions on such matters being decided by the entire Board of Directors.

The Compensation Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition. The Compensation Committee currently consists of Dr. Sullivan, Mr. Mangano and Mr. Morgenstern, each of whom is considered “independent” under the American Stock Exchange listing standards, a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Dr. Sullivan is the current chair of our Compensation Committee.

Processes and Procedures for Consideration and Determination of Executive Compensation. As described in more detail above under the heading “—Responsibilities,” the Board of Directors has delegated to the Compensation Committee the responsibility, among other things, to make recommendations to the Board of Directors regarding any and all compensation payable to our executive officers, including annual salaries, incentive compensation, long-term incentive compensation and any special or supplemental benefits or perquisites, and to administer our equity compensation plans applicable to any employee of our company and recommend to the Board of Directors specific grants of options and other awards for all executive officers and determine specific grants of options and other awards for all other employees, under our equity compensation plans. Decisions regarding executive compensation made by the Compensation Committee during 2006 were considered final and were not generally subject to review or ratification by the Board of Directors. In March 2007, however, the Board of Directors, upon recommendation of the Compensation Committee, amended the Compensation Committee’s formal written charter, to provide for decisions by the Compensation Committee regarding executive compensation to be in the form of recommendations to the Board of Directors, instead of final decisions, with the final decisions on such matters being decided by the entire Board of Directors. Under the terms of its formal written charter, the Compensation Committee has the power and authority to delegate any of its duties and responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. Historically, the Compensation Committee has not generally delegated any of its duties and responsibilities to subcommittees, but rather has taken such actions as a committee, as a whole.

Our President and Chief Executive Officer, Stephen M. Simes, assists the Compensation Committee in gathering compensation related data regarding our executive officers, including himself, and making recommendations to the Compensation Committee regarding the form and amount of compensation to be paid to each executive officer, including himself. In making final decisions regarding compensation to be paid to our executive officers, the Compensation Committee considers the recommendations of our President and Chief Executive Officer, but also considers other factors, such as its own views as to the form and amount of compensation to be paid, competitive compensation studies provided by compensation consultants, the achievement by the company of performance objectives and the achievement by the individual officers of individual goals, the general performance of the company and the individual officers, the performance of the company’s stock price and other factors that may be relevant.

Historically, our President and Chief Executive Officer has engaged a compensation consultant on behalf of our company to gather competitive executive compensation data to assist the Compensation Committee in determining executive compensation. In March 2006 and again in December 2006, our management engaged Top Five Data Services, Inc., a compensation consulting firm, to conduct an executive compensation competitive assessment to assist the Compensation Committee in determining our executive officers’ base salaries, cash bonuses and stock option grants. Each time, Top Five Data Services, Inc. conducted an assessment of the following pay elements: base salary, cash bonuses, stock options and total direct compensation. Top Five Data Services, Inc. also reviewed the stock option holdings of our executive officers in comparison to the market.

After conducting a request for proposal process at the end of 2006 and the beginning of 2007, the Compensation Committee engaged Top Five Data Services, Inc. in January 2007 to assist us in preparing our disclosures regarding executive compensation in this proxy statement and to guide the Compensation Committee going forward in gathering compensation data and developing recommendations regarding the form and amount of compensation to be paid to our executive officers. In March 2007, certain individuals of Top Five Data Services, Inc. left Top Five Data Services, Inc. and formed their own compensation consulting business named Remedy Compensation Consulting. The Compensation Committee then engaged Remedy Compensation Consulting to perform the services previously assigned to Top Five Data Services, Inc. Remedy Compensation Consulting does not advise our management and only works with management with the express permission of the Compensation Committee.

As required by the rules of the American Stock Exchange, final deliberations and decisions regarding compensation to be paid to our executive officers, including our President and Chief Executive Officer, are made by the Compensation Committee and the Board of Directors, without the presence of the President and Chief Executive Officer or any other executive officer of our company.

Meetings and Other Information. The Compensation Committee met twice and took action by written consent three times during 2006. Additional information regarding the Compensation Committee is disclosed under the “Compensation Discussion and Analysis” and “Executive Compensation—Compensation Committee Report” sections of this proxy statement.

Nominating and Corporate Governance Committee

Responsibilities. The primary responsibilities of the Nominating and Corporate Governance Committee are:

•	identifying individuals qualified to become Board members;

•	recommending director nominees for each annual meeting of our stockholders and director nominees to fill any vacancies that may occur between meetings of stockholders;

•
being aware of the best practices in corporate governance and developing and recommending to the Board of Directors a set of corporate governance standards to govern the Board of Directors, its committees, the company and its employees in the conduct of the business and affairs of the company;

•	developing and overseeing the annual Board and Board Committee evaluation process; and

•	establishing and leading a process for determination of the compensation applicable to the non-employee directors on the Board.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, which can be found on the Investors—Corporate Governance—Board Committees section of our corporate website at www.biosantepharma.com. A printed copy of such charter is also available to any stockholder upon request to our Corporate Secretary at BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069, telephone: (847) 478-0500 ext. 120.

The Nominating and Corporate Governance Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Processes and Procedures for Consideration and Determination of Director Compensation. As described in more detail above under the heading “—Responsibilities,” the Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility, among other things, to establish and lead a process for determination of compensation payable to our non-employee directors. The Nominating and Corporate Governance Committee makes recommendations regarding compensation payable to our non-employee directors to the entire Board of Directors, which then makes the final decisions. Under the terms of its formal written charter, the Nominating and Corporate Governance Committee has the power and authority to delegate any of its duties and responsibilities to subcommittees as the Nominating and Corporate Governance Committee may deem appropriate in its sole discretion.

Our President and Chief Executive Officer, Stephen M. Simes, has assisted the Board of Directors in gathering competitive director compensation data to help determine director compensation. In March 2006, our management engaged Top Five Data Services, Inc., a compensation consulting firm, to conduct a competitive assessment to assist the Board of Directors in determining director compensation. Top Five Data Services, Inc. conducted an assessment of the following pay elements: cash compensation, including annual retainers and meeting fees; equity grants, including stock options; and additional compensation paid to Board committee chairs.

Composition. The Nominating and Corporate Governance Committee currently consists of Dr. Sullivan, Mr. Holubow, Mr. Kjaer, Mr. Mangano, Mr. Morgenstern, and Dr. Rosenow, each of whom is considered “independent” under the American Stock Exchange listing standards. Dr. Sullivan is the current chair of our Nominating and Corporate Governance Committee.

Meetings and Other Information. The Nominating and Corporate Governance Committee did not meet but took action by written consent once during 2006. Additional information regarding the Nominating and Corporate Governance Committee is disclosed under the “—Director Nominations” and “Director Compensation—Elements of Our Director Compensation Program” sections of this proxy statement.

Scientific Review Committee

Responsibilities. The Scientific Review Committee assists the Board of Directors in evaluating potential new licenses or new products and reviewing ongoing activities of our current products. The Scientific Review Committee operates under a written charter adopted by the Board of Directors, which can be found on the Investors—Corporate Governance section of our corporate website at www.biosantepharma.com.

The Scientific Review Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition. The Scientific Review Committee currently consists of Dr. Sullivan, Mr. Holubow and Dr. Rosenow. Dr. Sullivan is the current chair of our Scientific Review Committee.

Meetings and Other Information. The Scientific Review Committee met once and took action by written consent once during 2006.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that were originally developed and recommended by the Nominating and Corporate Governance Committee. A copy of these Corporate Governance Guidelines can be found on the Investors—Corporate Governance—Corporate Governance Guidelines section of our corporate website at www.biosantepharma.com. A printed copy of such Corporate Governance Guidelines is also available to any stockholder upon request to our Corporate Secretary at BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069, telephone: (847) 478-0500 ext. 120. Among the topics addressed in our Corporate Governance Guidelines are:

•	Board size, composition and qualifications;
•	Selection of directors;
•	Board leadership;
•	Board committees;
•	Board and committee meetings;
•	Executive sessions of outside directors;
•	Meeting attendance by directors and non-directors;
•	Appropriate information and access;
•	Ability to retain advisors;
•	Conflicts of interest;
•	Board interaction with corporate constituencies;
•	Change of principal occupation and board memberships;
•	Retirement and term limits;
•	Board compensation;
•	Stock ownership by directors and executive officers;
•	Loans to directors and executive officers;
•	CEO evaluation;
•	Board evaluation;
•	Director continuing education; and
•	Succession planning.

Director Nominations Process

Pursuant to a Director Nominations Process adopted by the Board of Directors, in selecting nominees for the Board of Directors, the Nominating and Corporate Governance Committee first determines whether the incumbent directors whose terms expire at the meeting are qualified to serve, and wish to continue to serve, on the Board. The Nominating and Corporate Governance Committee believes that our company and its stockholders benefit from the continued service of qualified incumbent directors because those directors have familiarity with and insight into our company’s affairs that they have accumulated during their tenure with the company. Appropriate continuity of Board membership also contributes to the Board’s ability to work as a collective body. Accordingly, it is the practice of the Nominating and Corporate Governance Committee, in general, to re-nominate an incumbent director whose term expires at the upcoming annual meeting of stockholders if the director wishes to continue his or her service with the Board, the director continues to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board, the Nominating and Corporate Governance Committee believes the director continues to make important contributions to the Board, and there are no special, countervailing considerations against re-nomination of the director.

Pursuant to the Director Nominations Process adopted by the Board of Directors, in identifying and evaluating new candidates for election to the Board, the Nominating and Corporate Governance Committee intends to first solicit recommendations for nominees from persons whom the Nominating and Corporate Governance Committee believes are likely to be familiar qualified candidates having the qualifications, skills and characteristics required for Board nominees from time to time. Such persons may include members of the Board of Directors and senior management of BioSante. In addition, the Nominating and Corporate Governance Committee may engage a search firm to assist it in identifying qualified candidates. The Nominating and Corporate Governance Committee then intends to review and evaluate each candidate whom it believes merits serious consideration, taking into account available information concerning the candidate, any qualifications or criteria for Board membership established by the Nominating and Corporate Governance Committee, the existing composition of the Board, and other factors that it deems relevant. In conducting its review and evaluation, the Nominating and Corporate Governance Committee may solicit the views of our management, other Board members, and any other individuals it believes may have insight into a candidate. The Nominating and Corporate Governance Committee may designate one or more of its members and/or other Board members to interview any proposed candidate.

The Nominating and Corporate Governance Committee will consider recommendations for the nomination of directors submitted by our stockholders. For more information, see the information set forth under the heading “Other Matters ─ Director Nominations.” The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as those recommended as stated above.

There are no formal requirements or minimum qualifications that a candidate must meet in order for the Nominating and Corporate Governance Committee to recommend the candidate to the Board of Directors. The Nominating and Corporate Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of our company and the Board of Directors. However, in evaluating candidates, there are a number of criteria that the Nominating and Corporate Governance Committee generally views as relevant and is likely to consider. Some of these factors include:

•
whether the candidate is an “independent director” under the rules and regulations of the American Stock Exchange and meets any other applicable independence tests under the federal securities laws and rules and regulations of the Securities and Exchange Commission;

•	whether the candidate is “financially sophisticated” and otherwise meets the requirements for serving as a member of an audit committee under the rules and regulations of the American Stock Exchange;

•	whether the candidate is an “audit committee financial expert” under the federal securities laws and the rules and regulations of the Securities and Exchange Commission;

•	the needs of our company with respect to the particular talents and experience of its directors;

•	the personal and professional integrity and reputation of the candidate;

•	the candidate’s level of education and business experience;

•	the candidate’s broad-based business acumen;

•	the candidate’s level of understanding of our business and its industry;

•	the candidate’s ability and willingness to devote adequate time to work of the Board of Directors and its committees;

•	the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of our company;

•	whether the candidate possesses strategic thinking and a willingness to share ideas;

•	the candidate’s diversity of experiences, expertise and background; and

•	the candidate’s ability to represent the interests of all stockholders and not a particular interest group.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

It is the policy of the Board of Directors that directors standing for re-election should attend our annual meeting of stockholders, if their schedules permit. All of the directors attended our annual meeting of stockholders in June 2006, except for Mr. Kjaer.

Code of Conduct and Ethics

Our Code of Conduct and Ethics applies to all of our directors, executive officers, including our President and Chief Executive Officer and our Chief Financial Officer, and other employees, and meets the requirements of the Securities and Exchange Commission and the American Stock Exchange. A copy of our Code of Conduct and Ethics can be found on the Investors—Corporate Governance—Code of Conduct and Ethics section of our corporate website at www.biosantepharma.com. A printed copy of such Code of Conduct and Ethics is also available to any stockholder upon request to our Corporate Secretary at BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069, telephone: (847) 478-0500 ext. 120.

Complaint Procedures

The Audit and Finance Committee has established procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Our personnel with such concerns are encouraged to discuss their concerns with their supervisor first, who in turn will be responsible for informing our Compliance Officer of any concerns raised. Our President and Chief Executive Officer, Stephen M. Simes, currently serves as our Compliance Officer. If an employee prefers not to discuss a particular matter with his or her own supervisor, the employee may instead discuss such matter with our Compliance Officer. If an individual prefers not to discuss a matter with the Compliance Officer or if the Compliance Officer is unavailable and the matter is urgent, the individual is encouraged to contact the Chair of the Audit and Finance Committee, Fred Holubow.

Process Regarding Stockholder Communications with Board of Directors

Stockholders may communicate with the Board of Directors or any one particular director by sending correspondence, addressed to our Corporate Secretary, BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Suite 280, Lincolnshire, IL 60069, with an instruction to forward the communication to the Board of Directors or one or more particular directors. Our Corporate Secretary will promptly forward all such stockholder communications to the Board of Directors or the one or more particular directors, with the exception of any advertisements, solicitations for periodical or other subscriptions and other similar communications.

DIRECTOR COMPENSATION
___________________

Summary of Cash and Other Compensation

The following table provides summary information concerning the compensation of each individual who served as a director of our company during the year ended December 31, 2006, other than Stephen M. Simes, our President and Chief Executive Officer. Mr. Simes is not compensated separately for serving on the Board of Directors or any of the Board committees. His compensation for serving as an executive officer of our company is set forth under the heading “Executive Compensation.”

DIRECTOR COMPENSATION - 2006

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	All Other Compensation ($)(4)	Total ($)
Louis W. Sullivan, M.D.	$58,000	$132,211	$0	$190,211
Fred Holubow	33,500	132,211	0	165,711
Peter Kjaer	26,500	132,211	0	158,711
Ross Mangano	33,000	132,211	0	165,211
Victor Morgenstern	32,500	132,211	0	164,711
Edward C. Rosenow III, M.D.	26,500	132,211	0	158,711

(1)
Reflects the dollar amount recognized for each director for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (SFAS 123(R)). The dollar amount reflected in the “Option Awards” column above relates to the grant of an immediately vested option to purchase 40,000 shares of our common stock ($124,436 recognized) granted in March 2006 to each of our non-employee directors and the grant of a time vested option to purchase 10,000 shares of our common stock ($7,775 recognized) granted in March 2006 to each of our non-employee directors. We refer you to note 7 to our consolidated financial statements for the year ended December 31, 2006 for a discussion of the assumptions made in calculating the dollar amount recognized for each director for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS 123(R).

(2)	The following table provides information regarding each stock option grant to each director during the year ended December 31, 2006:

	Grant	Number of Securities Underlying Options Granted	Exercise Price	Expiration	Grant Date Fair Value of Option Awards
Name	Date	(#)(a)	($/Share)	Date	($)(b)
Louis W. Sullivan, M.D.	03/16/2006 03/16/2006	40,000(c) 10,000(d)	$3.87 3.87	03/15/2016 03/15/2016	$124,436 31,109
Fred Holubow	03/16/2006 03/16/2006	40,000(c) 10,000(d)	3.87 3.87	03/15/2016 03/15/2016	124,436 31,109
Peter Kjaer	03/16/2006 03/16/2006	40,000(c) 10,000(d)	3.87 3.87	03/15/2016 03/15/2016	124,436 31,109
Ross Mangano	03/16/2006 03/16/2006	40,000(c) 10,000(d)	3.87 3.87	03/15/2016 03/15/2016	124,436 31,109
Victor Morgenstern	03/16/2006 03/16/2006	40,000(c) 10,000(d)	3.87 3.87	03/15/2016 03/15/2016	124,436 31,109
Edward C. Rosenow III, M.D.	03/16/2006 03/16/2006	40,000(c) 10,000(d)	3.87 3.87	03/15/2016 03/15/2016	124,436 31,109

(a)
Represents options granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, the material terms of which are described in more detail below under the heading “Executive Compensation—Grants of Plan-Based Awards—BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.”

(b)
We refer you to note 7 to our consolidated financial statements for the year ended December 31, 2006 for a discussion of the assumptions made in calculating the grant date fair value of the option awards.

(c)	This option was immediately exercisable upon its date of grant.

(d)
This option vests with respect to one-third of the underlying shares of our common stock on each of the following dates, so long as the individual remains a director of our company as of each such date: March 16, 2007, March 16, 2008 and March 16, 2009.

(3)
The following table provides information regarding the aggregate number of options to purchase shares of our common stock outstanding at December 31, 2006 and held by each of the directors listed in the above table:

Name	Aggregate Number of Securities Underlying Options	Exercisable/ Unexercisable	Exercise Price(s)	Expiration Date(s)
Louis W. Sullivan, M.D.	52,500	42,500/10,000	$3.87 - 6.70	12/31/2010 - 03/15/2016
Fred Holubow	52,500	42,500/10,000	3.87 - 6.70	12/31/2010 - 03/15/2016
Peter Kjaer	52,500	42,500/10,000	3.87 - 6.70	12/31/2010 - 03/15/2016
Ross Mangano	52,500	42,500/10,000	3.87 - 6.70	12/31/2010 - 03/15/2016
Victor Morgenstern	52,500	42,500/10,000	3.87 - 6.70	12/31/2010 - 03/15/2016
Edward C. Rosenow III, M.D.	52,500	42,500/10,000	3.87 - 6.70	12/31/2010 - 03/15/2016

(4)	We do not provide perquisites or other personal benefits to our directors.

Elements of our Director Compensation Program

As described in more detail under the heading “Corporate Governance—Nominating and Corporate Governance Committee—Responsibilities” included elsewhere in this proxy statement, the Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility, among other things, to establish and lead a process for determination of compensation payable to our non-employee directors. The Nominating and Corporate Governance Committee makes recommendations regarding compensation payable to our non-employee directors to the entire Board of Directors, which then makes the final decisions. The processes and procedures the Nominating and Corporate Governance Committee and the Board of Directors use to consider and determine director compensation are described under the heading “Corporate Governance— Nominating and Corporate Governance Committee—Processes and Procedures for Determination of Director Compensation” included elsewhere in this proxy statement.

The principal elements of our director compensation program for 2006 included:

•	annual cash retainers;

•	meeting fees;

•	reimbursement of expenses; and

•	long-term equity-based incentive compensation, in the form of stock options.

In March 2006, we engaged Top Five Data Services, Inc., a compensation consulting firm, to conduct a competitive assessment to assist the Board of Directors in determining director compensation. Top Five Data Services, Inc. conducted an assessment of the following pay elements: cash compensation, including annual retainers and meeting fees; equity grants, including stock options; and additional compensation paid to Board committee chairs. In determining director compensation, we target total compensation and each element of compensation at the median of our industry sector. We have defined our industry sector as a peer group of 17 other publicly-held life science companies that have less than $50 million in annual net sales, with most of such companies, like our company, having either minimal or no net sales. We also chose these companies for inclusion in our peer group based on other business characteristics similar to ours, including stage of development, types of products sold or developed, employee headcount and market capitalization. We use the same peer group for purposes of analyzing our executive compensation. We refer you to the information under the heading “Compensation Discussion and Analysis—Determination of Amount of Compensation and Use of Benchmarking” for more information regarding the peer group.

Annual Cash Retainers, Meeting Fees and Reimbursement of Expenses

We pay each of our non-employee directors, other than the Chairman of the Board and the Chairman of the Audit and Finance Committee, an annual cash retainer of $20,000, paid on a quarterly basis. We pay the Chairman of the Board a $45,000 annual retainer and the Chairman of the Audit and Finance Committee a $25,000 annual retainer, also paid on a quarterly basis. In addition, we pay each of our non-employee directors an additional cash fee of $1,000 for each Board or Board committee meeting attended in person and $500 for each Board or Board committee meeting attended via telephone.

We do not compensate Mr. Simes separately for serving on the Board of Directors or any of the Board committees. We do, however, reimburse each member of the Board of Directors, including Mr. Simes, for out-of-pocket expenses incurred in connection with attending Board and Board committee meetings.

Stock Options

From time to time in the past, we have granted options to purchase shares of our common stock to our non-employee directors. We have not historically had a consistent policy of granting stock options to our non-employee directors and instead have granted options on a periodic basis every few years or so. Prior to 2006, we had not granted any stock options to our non-employee directors since January 2001. In March 2006, we granted each non-employee director a “catch-up” option to purchase 40,000 shares of our common stock, which options were immediately exercisable on the date of grant. Also in March 2006, we granted each non-employee director an option to purchase 10,000 shares of our common stock, which options are exercisable in equal installments on an annual basis over a three-year vesting period, commencing in March 2007. The “date of grant” for these purposes was the date on which the corporate approval for the option grant was obtained. During 2006, all option grants were approved by the Compensation Committee. Going forward, all option grants to directors will be approved by the Board of Directors upon recommendation of the Nominating and Corporate Governance Committee.

The exercise price of each of these options was equal to the fair market value of our common stock on the date of grant, as determined under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan. The purpose of the “catch-up” option grant to our non-employee directors was to bring our equity compensation and our total direct compensation paid to our directors more in line with the median amount of such compensation paid to directors by other companies in our peer group.

We refer you to footnote 2 to the Director Compensation Table above for a summary of all grants of options to purchase shares of our common stock to our directors, excluding Mr. Simes, during the year ended December 31, 2006. We refer you to footnote 3 to the Director Compensation Table above for a summary of all options to purchase shares of our common stock held by our directors, excluding Mr. Simes, as of December 31, 2006. Information regarding stock option grants to Mr. Simes during the year ended December 31, 2006 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards” and information regarding all stock options held by Mr. Simes as of December 31, 2006 is set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year End.”

COMPENSATION DISCUSSION AND ANALYSIS
___________________

Overview

The purpose of this “Compensation Discussion and Analysis” section is to discuss the material elements of the compensation awarded to, earned by or paid to our two executive officers who are considered “named executive officers” as a result of their officer positions and the amount of compensation they earned during the year ended December 31, 2006. We have only two named executive officers since our other executive officer positions are currently unfilled. This discussion analyzes the information contained in the tables and related footnotes and narratives under the heading “Executive Compensation” included elsewhere in this proxy statement. In so doing, this discussion describes our compensation philosophy, policies and practices with respect to our named executive officers. Although this discussion focuses primarily on compensation awarded to, earned by and paid to our named executive officers during 2006, this discussion also describes executive compensation actions prior to 2006 and actions taken after 2006 to the extent it enhances the understanding of or gives context to our executive compensation disclosures for 2006.

Role of the Compensation Committee of the Board

As described in more detail under the heading “Corporate Governance—Compensation Committee—Responsibilities” and “Corporate Governance—Compensation Committee—Processes and Procedures for Consideration and Determination of Executive Compensation” included elsewhere in this proxy statement, decisions regarding executive compensation made by the Compensation Committee during 2006 were considered final and were not generally subject to review or ratification by the Board of Directors. In March 2007, however, the Board of Directors, upon recommendation of the Compensation Committee, amended the Compensation Committee’s formal written charter, to provide for decisions by the Compensation Committee regarding executive compensation to be in the form of recommendations to the Board of Directors, instead of final decisions, with the final decisions on such matters to be decided by the entire Board of Directors. The processes and procedures the Compensation Committee used to consider and determine executive compensation for 2006 are described under the heading “Corporate Governance—Compensation Committee—Processes and Procedures for Consideration and Determination of Executive Compensation” included elsewhere in this proxy statement.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to:

•	attract and retain executives important to the success of our company and the creation of value for our stockholders;

•	motivate our executives to achieve company and individual performance objectives and create stockholder value;

•
reward our executives for the achievement of company and individual performance objectives, the creation of stockholder value in the short and long term and their contributions, in general, to the success of our company; and

•	impose consequences for company, individual and stock price underperformance.

Our Philosophy

Our executive compensation program and the decisions of the Compensation Committee and the Board of Directors are based on the following philosophy and principles:

•	We favor having a significant component of variable compensation tied to attainment of company objectives and achievement of individual goals over solely fixed compensation.

•
We seek to reward achievement of key company objectives, such as successful clinical testing, obtaining regulatory approvals for our products, executing in-licensing and out-licensing agreements, entering into strategic relationships to market and sell our products and raising additional financing on terms favorable to our company, that create value for our stockholders and ultimately should result in an increase in our stock price.

•
A greater percentage of total compensation should be tied to performance and stock price, and therefore at risk, as position and responsibility increases. Individuals, such as our named executive officers, with greater roles and responsibilities associated with achieving our company’s objectives should bear a greater proportion of the risk that those objectives are not achieved and our stock price decreases than other employees and should receive a greater proportion of the reward if objectives are met or surpassed and our stock price increases.

•
We seek to align the interests of our executives with the interests of our stockholders through the use of long-term, equity-based incentive compensation, in the form of stock options, and further emphasized through stock ownership guidelines in our corporate governance standards which encourage our executives to maintain a financial stake in our company.

Determination of Amount of Executive Compensation and Use of Benchmarking

In determining the amount of compensation to pay our named executive officers, the Compensation Committee and the Board of Directors generally consider factors, such as:

•	the executive’s position within the company and the level of responsibility, skills and experience required by the executive’s position;

•	the executive’s experience and qualifications;

•	our ability to replace such individual and the overall competitive environment for executive talent;

•	the attainment of or failure to attain company objectives and the difficulty in achieving desired company objectives;

•	individual performance of the executive as measured in isolation and in comparison to certain goals set by the Compensation Committee and the Board of Directors and the individual executive;

•	current and historical compensation levels;

•	the executive’s length of service to our company; and

•	other considerations it deems relevant.

In analyzing some of these factors, the Compensation Committee and the Board of Directors from time to time review competitive compensation data gathered in comparative surveys and collected by independent consultants.

During the past several years, we have hired a compensation consulting firm, Top Five Data Services, Inc., to conduct an annual executive compensation competitive assessment of the base salaries, annual cash bonuses, stock options and total direct compensation paid to our executive officers and to review the option holdings of our executive officers in comparison to similar executives of other companies in our industry sector. The Compensation Committee and the Board of Directors then uses such information to assist it in determining the amount of base salary, annual incentive compensation, total compensation and the form and amount of long-term equity-based incentive compensation to pay our named executive officers.

Our executive compensation program as a whole and each individual element of the program is designed to be market competitive in order to attract, motivate and retain executives necessary to the achievement of our company objectives. We generally target total compensation and each element of total compensation at the median of our industry sector. In 2006, we worked with Top Five Data Services, Inc. to define our industry sector as a peer group of 17 other publicly-held life science companies that have less than $50 million in annual net sales, with most of such companies, like our company, having either minimal or no net sales. We also chose these companies for inclusion in our peer group based on other business characteristics similar to ours, including stage of development, types of products sold or developed, employee headcount and market capitalization, and finally, because we believe we compete with these or similar companies for executive talent. The companies in our peer group include the following:

Allos Therapeutics, Inc.	Elite Pharmaceuticals, Inc.
Antares Pharma, Inc.	Genelabs Technologies, Inc.
Auxilium Pharmaceuticals, Inc.	Hollis-Eden Pharmaceuticals, Inc.
Avant Immunotherapeutics, Inc.	Introgen Therapeutics, Inc.
Avigen, Inc.	NovaDel Pharma Inc.
BioCryst Pharmaceuticals, Inc.	OXiGENE, Inc.
Callisto Pharmaceuticals	Palatin Technologies, Inc.
CEL-SCI Corporation	VIVUS, Inc.
Columbia Laboratories, Inc.

While the Compensation Committee and the Board of Directors recognize that benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to our company, the Compensation Committee and the Board of Directors, nonetheless, believe that gathering this information is an important part of its compensation-related decision-making process.

Determination of Form of Executive Compensation and Total Compensation Mix

The principal elements of our executive compensation program include base salary, annual incentive compensation, long-term equity-based incentive compensation, in the form of stock options, and other compensation as described in more detail below under the heading “—Elements of Our Executive Compensation Program.” In determining the form of compensation to pay our named executive officers, the Compensation Committee and the Board of Directors view these elements of our executive compensation program as related but distinct. Although the Compensation Committee and the Board of Directors review total compensation, they do not believe that significant compensation derived by an executive from one element of our compensation program should necessarily negate or result in a reduction in the amount of compensation the executive receives from other elements or that, on the flip side, minimal compensation derived from one element of compensation should necessarily result in an increase in the amount the executive should receive from one or more other elements of compensation.

Except as described below, neither the Compensation Committee nor the Board of Directors has adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, the philosophy of the Compensation Committee and the Board of Directors is to make a greater percentage of an executive’s compensation performance-based, and therefore at risk, as the executive’s position and responsibility increases given the influence that more senior level executives generally have on company performance. It is also the view of the Compensation Committee and the Board of Directors to keep cash compensation to the minimum competitive level (which we define to be the median of the peer group) while providing the opportunity to be appropriately rewarded through long-term equity-based incentive compensation, in the form of stock options, if the company’s stock price performs well over time. Thus, individuals with greater roles and responsibilities associated with achieving our company’s objectives and thus presumably increasing our stock price should bear a greater proportion of the risk that those goals are not achieved and our stock price decreases than other employees and should receive a greater proportion of the reward if objectives are met or surpassed and our stock price increases.

Elements of Our Executive Compensation Program

The principal elements of our executive compensation program for 2006 included:

•	base salary;

•	annual incentive compensation;

•	long-term equity-based incentive compensation, in the form of stock options; and

•	all other compensation.

In addition, our executive compensation program also includes certain change in control arrangements and post-termination severance arrangements, which are described in more detail below under the heading “—Change in Control and Post-Termination Severance Arrangements.”

Base Salary. We provide a base salary for our named executive officers, which, unlike some of the other elements of our executive compensation program, is not subject to company or individual performance risk. We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year to support at least a reasonable standard of living.

We initially fix base salaries for our executives at a level we believe enables us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives. We also take into account the base compensation that is payable by companies in our peer group.

The Compensation Committee and the Board of Directors review base salaries for our named executive officers each year beginning in December and generally approve any increases for the following year in January or as soon as practicable thereafter. Regardless of when the final decision regarding base salaries for a calendar year is made, any increases in base salaries are effective as of January 1 of that year, often resulting in a retroactive payment to the executive shortly after the final decision is made.

In determining the amount of base salaries for our named executive officers, the Compensation Committee and the Board of Directors strive to target base salaries at the median of the range of salaries for executives in similar positions and with similar responsibilities at companies in our peer group. The median was selected to assure that we pay approximately the same for a given position in the marketplace, without over- or under-compensating an executive. Deviation from the median may be determined to be appropriate based on the Compensation Committee’s and the Board’s assessment of the responsibilities of the position, and the executive’s performance and experience, recognizing that not all positions are directly correlated at different companies and not all individuals have the same talents amongst their peers.

The determinations of the Compensation Committee and the Board of Directors regarding the base salaries of our named executive officers are based on a number of factors, including: the executive’s position within the company and the level of responsibility, skills and experiences required by the executive’s position; the executive’s experience and qualifications; our ability to replace such individual and the overall competitive environment for executive talent; the executive’s current base salary; the executive’s length of service to our company, the executive’s past performance and the impact of such performance on the attainment of company objectives; competitive compensation data; and other considerations it deems relevant. The Compensation Committee and the Board of Directors also recognize that in addition to the typical responsibilities and duties held by our executives by virtue of their positions, our executives often possess additional responsibilities and perform additional duties that would be typically delegated to others in most organizations with additional personnel and resources due to the small number of our employees. Finally, in determining base salaries each year, the Compensation Committee and the Board of Directors take into consideration employment letter agreements with our named executive officers, which obligate our company absent any consent by the executive officer to increase the base salaries of our named executive officers each year, at a minimum rate consistent with any increase in the Consumer Price Index.

Annual Incentive Compensation. We provide our named executive officers the opportunity for annual incentive compensation, which is designed to provide a direct financial incentive to our executives for the achievement of annual performance objectives of our company and individual goals of the executives. As required under the terms of letter agreements we entered into in connection with offering them employment, we provide Stephen M. Simes, our President and Chief Executive Officer, the opportunity to earn up to 50 percent of his base salary and Phillip B. Donenberg, our Chief Financial Officer, Treasurer and Secretary, the opportunity to earn up to 30 percent of his base salary, each year in the form of a performance bonus. In addition, the Compensation Committee has the discretion to pay a bonus in excess of these percentages.

The Compensation Committee in its discretion has determined the amount of the bonus each year for each executive based on, among other things, the achievement of performance objectives of our company and individual goals by the executive. As a result of recent changes in the Compensation Committee’s formal written charter, in the future, the Board of Directors, upon recommendation of the Compensation Committee, will determine, the amount of the bonus each year for each executive. The performance objectives and individual goals for each executive have been established by the Compensation Committee, and in the future, will be established by the Board of Directors upon recommendation of the Compensation Committee, preferably, although not always, in the beginning of each year, after first receiving input from such executive. In addition, in the case of Mr. Donenberg, input is also received from Mr. Simes. After the completion of each year, the Compensation Committee has determined, and in the future, the Board of Directors, upon recommendation of the Compensation Committee, will determine, in its discretion the amount of annual performance bonus to be paid to each executive. Such determination is made after first receiving input from Mr. Simes as to his views of the amount of bonus each executive should receive based on the achievement by the company of the performance objectives, the achievement by the individual executives of their individual goals and other relevant factors. In determining the final amount of annual performance bonus to be paid to each executive, the Compensation Committee has considered, and in the future, the Board of Directors, upon recommendation of the Compensation Committee, will consider, the input received from Mr. Simes, its own views as to the achievement by the company of the performance objectives and the achievement by the individual executives of their individual goals, the general performance of the company and the executives during the year regardless of the specific objectives, the performance of the company’s stock price during the year and other factors that may be relevant during any given year. The amount of annual cash bonuses paid to our named executive officers is highly discretionary and has been highly variable from year to year.

During 2006, specific performance objectives for our company and specific individual goals were not established in advance by the Compensation Committee and instead were determined on an after-the-fact basis at the end of 2006 and in the beginning of 2007 while determining the amount of annual performance bonus to be paid to each executive for 2006 performance. As described in more detail under the headings “Analysis of Named Executive Officer Compensation Arrangements for 2006 - Stephen M. Simes” and “Analysis of Named Executive Officer Compensation Arrangements for 2006 - Phillip B. Donenberg,” the company performance objectives that were taken into consideration by the Compensation Committee in the beginning of 2007 in determining the amount of the 2006 performance bonus for each executive included: the regulatory status of our hormone therapy products, the licensing opportunities associated with our hormone therapy products, the licensing opportunities associated with our calcium phosphate technology and the amount of our cash resources.

Although for the past few years, the annual performance bonus has been paid entirely in cash, it has also in the past been paid one-half in cash and one-half in shares of our common stock. In addition, although the annual performance bonus for 2005 performance was paid to executives in one lump sum in the beginning of 2006, the annual performance bonus for 2006 performance will be paid to executives in two installments: one-half in January 2007 and the remaining amount on December 31, 2007 so long as the executive remains an employee of our company as of such date or if not employed as of such date was terminated by us without cause. In addition, the second installment payment would be made to the executives immediately upon any change of control of our company, including a merger or acquisition of our company. The Compensation Committee decided to defer the payment of the second half of the 2006 discretionary cash bonus to conserve cash resources and add a retention value to the second payment. The Compensation Committee has in the past structured the payment of the annual performance bonus in two installments, including most recently the annual performance bonus for 2004.

Long-Term Equity-Based Incentive Compensation. Although we do not have any detailed stock retention or ownership guidelines, the Board of Directors has adopted Corporate Governance Standards that address ownership of our common stock by our named executive officers and which encourage our executives to have a financial stake in our company in order to align the interests of our stockholders and management. We, therefore, provide long-term equity-based incentive compensation to our named executive officers, as well as to all of our employees, in the form of stock options. Although, as mentioned above, we have paid in the past a portion of the annual performance bonus in shares of our common stock through stock grants, we have not done so for the past four years and thus have used stock options as the method of long-term equity-based incentive compensation.

We believe that stock options are an important part of our overall compensation program. Through the grant of stock options, we seek to align the long-term interests of our executives and other employees with the long-term interests of our stockholders by creating a strong and direct linkage between compensation and long-term stockholder return. When our executives deliver returns to our stockholders, in the form of increases in our stock price or otherwise, stock options permit an increase in their compensation. Thus, stock options also may enable us to attract, retain and motivate executives and other employees by maintaining competitive levels of total compensation. However, unless our stock price increases after the grants are made, the stock options deliver no value to the option holders.

All of our stock options have been granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, which has been approved by our stockholders. Under the plan, we have the ability to grant stock options, stock awards and stock units. To date, only incentive and non-statutory stock options and stock awards have been granted. The plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits. For more information regarding the terms of our stock plan, we refer you to “Executive Compensation—Grants of Plan-Based Awards—BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.”

In March 2007, we adopted a Policy and Procedures Regarding the Grant of Stock Options and Other Equity-Based Incentive Awards. Under the policy, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, has the authority to grant options to directors, and upon recommendation of the Compensation Committee, has the authority to grant options to executive officers. Grants to be made in connection with new hires and promotions of executive officers will be recommended by our President and Chief Executive Officer and will be considered and acted upon by the Board of Directors, upon recommendation of the Compensation Committee, at the next Board of Directors meeting or by unanimous written consent resolutions, or in the case of executive officers, as part of their compensation package at the time of hire or promotion. Current executive officers and other employees are eligible for option grants thereafter on a periodic basis. We do not have, nor have we ever had, a program, plan or practice to time stock option grants to executives in coordination with the release of material nonpublic information.

The policy also sets forth the general terms and conditions of our stock option grants. We generally grant “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, in order to provide our executives and other employees the additional tax benefit associated with incentive stock options, which we believe at this time outweighs our interest in obtaining the tax deduction which would be available if we granted non-statutory stock options. The stock options granted to our executives and other employees typically vest or become exercisable over a period of three years from the date of grant, with one-third of the underlying shares vesting in each year on the anniversary of the date of grant. Stock options typically remain exercisable for a period of 10 years from the date of grant, so long as the optionee continues to be employed by us. We have also in the past and may in the future grant performance-based stock options that vest upon the attainment of certain performance milestones.

It is our policy to set the per share exercise price of all stock options granted under the plan at an amount equal to the fair market value of a share of our common stock on the date of grant. The “date of grant” for these purposes means the date on which the corporate approval for the option grant was obtained, which during 2006 means the date on which the Compensation Committee met and approved the option grant. For purposes of our stock plan, the fair market value of our common stock is the mean between the reported high and low sale price of our common stock, as reported by the American Stock Exchange. We believe the use of the average of the high and low sale price of our common stock on the date of grant removes potential same day stock volatility from the determination of the exercise price. We may not under the terms of our stock plan, without prior approval of our stockholders, seek to effect any re-pricing of any previously granted “underwater” option. For purposes of the plan, an option is deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price. Other typical terms of the stock options we grant to our executives and other employees are described elsewhere in this proxy statement under the heading “Executive Compensation—Grants of Plan-Based Awards—BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.”

We review the long-term equity-based incentives for our named executive officers, on an individual basis and on an aggregate basis, at least once each year at the time we determine performance bonuses for the previous year and base salaries for the current year. The determinations of the Compensation Committee and the Board of Directors regarding the number of stock options to grant our named executive officers are based on a number of factors, including: the executive’s position within the company and the level of responsibility, skills and experiences required by the executive’s position; the executive’s experience and qualifications; our ability to replace such individual and the overall competitive environment for executive talent; the attainment of or failure to attain company objectives and the difficulty in achieving desired company objectives; individual performance of the executive as measured in isolation and in comparison to certain goals set by the Compensation Committee and the Board of Directors and the individual executive; the executive’s length of service to our company; the executive’s percentage ownership of our common equity outstanding, including stock options, and competitive compensation data, including outstanding options held by an executive as a percentage of our common equity outstanding.

All Other Compensation. It is generally our policy not to extend perquisites to our executives that are not available to our employees generally. The only perquisites that we provide to our named executive officers are those that are required under the terms of their employment letter agreements and other minor perks, such as cell phone usage. Both of our named executive officers receive a monthly auto allowance and Stephen M. Simes, our President and Chief Executive Officer, receives reimbursement for excess long-term disability and excess term life insurance premiums and taxes associated with the premiums. Our executives also receive benefits, which are also received by our other employees, including 401(k) matching contributions, health, dental and life insurance benefits, and reimbursement for certain health club costs. We do not provide pension arrangements or post-retirement health coverage for our executives or employees. We also do not provide any nonqualified defined contribution or other deferred compensation plans.

Analysis of Named Executive Officer Compensation Arrangements for 2006 - Stephen M. Simes

Overview. As President and Chief Executive Officer, Stephen M. Simes has overall responsibility for the execution of our annual and long-term company objectives and strategy. Under Mr. Simes’ leadership, we made significant progress towards our goals in 2006. Specifically, Mr. Simes at the end of 2005 and beginning of 2006 was able to provide “hands-on” direction to new independent consultants and other company personnel in advancing the regulatory status of our hormone therapy products. In February 2006, under Mr. Simes’ management and direction, a new drug application, or NDA, for Elestrin™ (formerly known as Bio-E-Gel®) was submitted to the U.S. Food and Drug Administration, or FDA. Mr. Simes remained actively involved in responding to questions by the FDA regarding the NDA and in December 2006, the FDA approved the NDA without any conditions or post-approval Phase IV commitments. Mr. Simes was instrumental in arranging our initial contact with Bradley Pharmaceuticals, Inc. and negotiating the license agreement with Bradley Pharmaceuticals to market and sell Elestrin. Also during 2006, Mr. Simes directed LibiGel® activities, culminating in the initiation of a Phase III clinical trial of LibiGel at the end of 2006. Mr. Simes also in 2006 re-negotiated our license agreement with the Regents of the University of California, Los Angeles for our calcium phosphate, or CaP, technology saving the company approximately $3 million in future license fees and led our efforts to continue to raise necessary funds for our ongoing operations, which resulted in the completion of our $7.6 million financing transaction in July 2006.

The total compensation awarded to, earned by or paid to Mr. Simes for 2006 amounted to $555,136 and, as indicated in more detail in the Summary Compensation Table included elsewhere in this proxy statement under the heading “Executive Compensation—Summary of Cash and Other Compensation,” consisted of the following elements:

Elements of 2006 Compensation Program	Amount	Percentage of 2006 Total Compensation
Base Salary	$374,400	67.4%
Annual Incentive Compensation	140,400	25.3%
Long-Term Equity-Based Incentive Compensation	0	0.0%
All Other Compensation	40,336	7.3%
Total	$555,136	100.0%

Base Salary. Mr. Simes’ base salary for 2006 was $374,400, which represented a zero percent increase over his base salary for 2005. In establishing Mr. Simes’ base salary for 2006 and specifically approving a zero percent increase over his base salary for 2005, the Compensation Committee decided that despite the company’s obligation under Mr. Simes’ employment letter agreement to increase his base salary each year at minimum rate consistent with any increase in the Consumer Price Index, Mr. Simes’ base salary would not be increased in 2006 since competitive market data gathered by Top Five Data Services, Inc. indicated that Mr. Simes’ base salary was competitive with the base salaries of other chief executive officers of companies in our peer group and the Compensation Committee did not believe based on the company’s and Mr. Simes’ performance during 2005 that an increase in Mr. Simes base salary for 2006 was warranted.

The Compensation Committee recently established Mr. Simes’ 2007 base salary at $394,000, which represents approximately a five percent increase over his base salary for 2006. In establishing Mr. Simes’ base salary for 2007 and specifically approving an approximate five percent increase over his base salary for 2006, the Compensation Committee believed that although competitive market data gathered by Top Five Data Services, Inc. indicated that Mr. Simes’ base salary was still competitive with the base salaries of other chief executive officers of companies in our peer group, Mr. Simes, nonetheless, deserved a base salary increase in light of: (1) the company’s and his individual performance during 2006; and (2) the fact that he had not received a base salary increase in 2006.

Annual Incentive Compensation. Mr. Simes received a discretionary cash bonus of $140,400 for his 2006 performance, which represents 37.5 percent of his base salary for 2006 and 25.3 percent of his total compensation for 2006. In approving Mr. Simes’ discretionary cash bonus for 2006, the Compensation Committee recognized, among other achievements by our company in 2006, the following: the execution of the license agreement with Bradley Pharmaceuticals, Inc., the FDA approval of Elestrin, the initiation of a Phase III clinical trial of LibiGel, the re-negotiation of our license agreement with the Regents of the University of California, Los Angeles and the completion of our July 2006 financing. The Compensation Committee also recognized certain individual contributions by Mr. Simes during 2006, including his ability to provide “hands-on” direction to new independent consultants and other company personnel in advancing the regulatory status of our hormone therapy products. The Compensation Committee also noted, however, the price of our common stock, which despite these accomplishments, decreased over 20 percent during 2006. The Compensation Committee recognized that had the price of our common stock appreciated during 2006, the Compensation Committee likely would have approved a higher discretionary bonus for Mr. Simes, which thereby would have represented a higher percentage of his base salary and total compensation.

In approving Mr. Simes’ discretionary cash bonus for 2006, the Compensation Committee specifically approved the payment of one-half of the bonus in January 2007 and the remaining one-half of the bonus on December 31, 2007, so long as Mr. Simes remains an employee of our company as of such date or if not employed as of such date was terminated by us without cause. In addition, the second installment payment would be made to Mr. Simes immediately upon any change of control of our company, including a merger or acquisition of our company. The Compensation Committee decided to defer the payment of the second half of Mr. Simes’ discretionary cash bonus to conserve cash resources and add a retention value to the second payment.

Long-Term Equity-Based Incentive Compensation. Mr. Simes did not receive any stock option grants or any other equity-based incentive awards during 2006. In deciding not to grant Mr. Simes any stock options during 2006, the Compensation Committee reasoned that based on the company’s and Mr. Simes’ performance during 2005 and Mr. Simes existing ownership of our common stock and stock options a stock option grant was not appropriate at that time.

In January 2007, the Compensation Committee granted Mr. Simes an option to purchase 250,000 shares of our common stock at an exercise price of $2.775 per share, which represented the fair market value of our common stock, as determined under our stock plan, on the date of grant. The “date of grant” was the date on which the Compensation Committee met and approved the option grant. In granting Mr. Simes the stock option in January 2007, the Compensation Committee recognized that Mr. Simes had not received any stock option grants since May 2003 and that all of his then current stock option holdings were immediately exercisable and fully vested. In determining the number of stock options to grant Mr. Simes in January 2007, the Compensation Committee took into consideration: (1) the fact that Mr. Simes had not received any stock option grants since May 2003; (2) the fact that all of his then current stock option holdings were immediately exercisable and vested; (3) the company’s and Mr. Simes’ individual performance during 2006; (4) the fact that according to competitive data gathered by Top Five Data Services, Inc., most companies in our company’s peer group grant equity awards, such as stock options and restricted stock, on an annual basis, to their executive officers; and (5) the fact that according to competitive data gathered by Top Five Data Services, Inc., Mr. Simes option holdings expressed as a percentage of our common equity outstanding were significantly below the median of our peer group.

All Other Compensation. All other compensation paid to Mr. Simes during 2006 amounted to $40,336, which represented 10.8 percent of his base salary for 2006 and 7.3 percent of his total compensation for 2006. All other compensation paid to Mr. Simes during 2006 consisted of a car allowance in the amount of $12,000, reimbursement of premiums for supplemental term life and long-term disability insurance in the amount of approximately $11,580 and taxes associated with such premiums in the amount of approximately $6,756 and a 401(k) matching contribution in the amount of $10,000, which match is available to all employees. We are required under the terms of our employment letter agreement with Mr. Simes to provide the $1,000 per month car allowance, which amount has not changed since the execution of his agreement in January 1998, and to provide Mr. Simes supplemental term life and long-term disability insurance.

Analysis of Named Executive Officer Compensation Arrangements for 2006 - Phillip B. Donenberg

Overview. As Chief Financial Officer, Treasurer and Secretary, Phillip B. Donenberg has overall responsibility for our company’s financial and accounting matters, Securities and Exchange Commission filings, corporate governance matters and investor relations. Due to his position and responsibilities, Mr. Donenberg also played a significant role in connection with the completion of our July 2006 financing transaction and the negotiation of our license agreement with Bradley Pharmaceuticals. In addition, Mr. Donenberg achieved significant fee waivers and cost savings on behalf of the company during 2006.

The total compensation awarded to, earned by or paid to Mr. Donenberg for 2006 amounted to $459,417 and, as indicated in more detail in the Summary Compensation Table included elsewhere in this proxy statement under the heading “Executive Compensation—Summary of Cash and Other Compensation,” consisted of the following elements:

Elements of 2006 Compensation Program	Amount	Percentage of 2006 Total Compensation
Base Salary	$208,572	45.4%
Annual Incentive Compensation	41,714	9.1%
Long-Term Equity-Based Incentive Compensation	194,431	42.3%
All Other Compensation	14,700	3.2%
Total	$459,417	100.0%

Base Salary. Mr. Donenberg’s base salary for 2006 was $208,572, which represented a five percent increase over his base salary for 2005. In establishing Mr. Donenberg’s base salary for 2006 and specifically approving a five percent increase over his base salary for 2005, the Compensation Committee considered the fact that Mr. Donenberg’s base salary was significantly below the median of base salaries of other chief financial officers of companies in our peer group and recognized Mr. Donenberg’s strong individual performance during 2005.

The Compensation Committee recently established Mr. Donenberg’s 2007 base salary at $219,000, which represents a five percent increase over his base salary for 2006. In establishing Mr. Donenberg’s base salary for 2007 and specifically approving another five percent increase over his base salary for 2006, the Compensation Committee again considered the fact that Mr. Donenberg’s base salary was still significantly below the median of base salaries of other chief financial officers of companies in our peer group and again recognized Mr. Donenberg’s strong individual performance during 2006.

Annual Incentive Compensation. Mr. Donenberg received a discretionary cash bonus of $41,714 for his 2006 performance, which represents 20.0 percent of his base salary for 2006 and 9.1 percent of his total compensation for 2006. In approving Mr. Donenberg’s discretionary cash bonus for 2006, the Compensation Committee recognized, among other achievements by our company in 2006, the following: the execution of the license agreement with Bradley Pharmaceuticals, Inc., the FDA approval of Elestrin, the initiation of a Phase III clinical trial of LibiGel, the completion of our July 2006 financing and the re-negotiation of our license agreement with the Regents of the University of California, Los Angeles. The Compensation Committee also recognized certain individual contributions by Mr. Donenberg during 2006, including: timely and efficient financial statement audits and reviews, timely and efficient SEC filings, successful negotiation of significant fee waivers and fee savings on behalf of the company, investor relations and improved corporate governance efforts. In determining Mr. Donenberg’s discretionary cash bonus for 2006, the Compensation Committee also noted, however, the price of our common stock, which despite these accomplishments, decreased over 20 percent during 2006 and recognized that had the price of our common stock appreciated during 2006, the Compensation Committee likely would have approved a higher discretionary bonus for Mr. Donenberg, which thereby would have represented a higher percentage of his base salary and total compensation.

As with Mr. Simes’ discretionary bonus, in approving Mr. Donenberg’s discretionary cash bonus for 2006, the Compensation Committee specifically approved the payment of the bonus in two installments under the same conditions and for the same reasons as explained above.

Long-Term Equity-Based Incentive Compensation. In March 2006, Mr. Donenberg was granted an option to purchase 62,500 shares of our common stock at an exercise price of $3.87 per share, which represented the fair market value of our common stock, as determined under our stock plan, on the date of grant. The “date of grant” was the date on which the Compensation Committee met and approved the option grant. In January 2007, the Compensation Committee granted Mr. Donenberg an option to purchase 50,000 shares of our common stock at an exercise price of $2.775 per share, which represented the fair market value of our common stock on the date of grant as determined under our stock plan. The “date of grant” was the date on which the Compensation Committee met and approved the option grant. In determining the number of stock options to grant Mr. Donenberg in March 2006 and in January 2007, the Compensation Committee took into consideration: (1) Mr. Donenberg’s strong individual performance during the prior year; (2) with respect to the January 2007 grant, the company’s performance during 2006; and (3) the fact that according to competitive data gathered by Top Five Data Services, Inc., most companies in our company’s peer group grant equity awards, such as stock options and restricted stock, on an annual basis, to their executive officers.

In July 2005, Mr. Donenberg was granted a stock option to purchase 25,000 shares of our common stock, which option was to vest upon the achievement of certain performance goals. In February 2007, the Compensation Committee determined that certain performance goals had been achieved, thereby resulting in the vesting of 20,000 shares underlying the option. The performance goals that had been achieved or partially achieved included (1) outlicensing a product, (2) becoming a leader and working on employee relations, (3) the initiation of coverage by an investment bank or third party and (4) the involvement in activities to enhance investor/public relations. The remaining 5,000 shares underlying the option remain unvested and subject to certain performance criteria.

All Other Compensation. All other compensation paid to Mr. Donenberg during 2006 amounted to $14,700, which represented 7.0 percent of his base salary for 2006 and 3.2 percent of his total compensation for 2006. All other compensation paid to Mr. Donenberg during 2006 consisted of a car allowance in the amount of $7,200 and a 401(k) matching contribution in the amount of $7,500. We are required under the terms of our employment letter agreement with Mr. Donenberg to provide the $600 per month car allowance, which amount has not changed since the execution of his agreement in April 1998. Unlike in the case of Mr. Simes, however, we are not required to provide Mr. Donenberg supplemental term life and long-term disability insurance under his agreement.

Change in Control and Post-Termination Severance Arrangements

The BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan and the individual agreements entered into in connection with the grant of stock options under our stock plan provide for the immediate vesting of all stock options then held by our named executive officers, as well as all other employees, upon the completion of a change in control of our company. In addition, our named executive officers have employment letter agreements with us that provide for the immediate vesting of all stock options then held by our named executive officers upon the completion of a change in control of our company. These agreements also provide for certain severance payments and benefits upon the termination of their employment with us under certain circumstances, including upon a change in control of our company. These payments and benefits include a lump sum cash payment, in the case of Mr. Simes, or installment cash payments, in the case of Mr. Donenberg, equal to one year’s total compensation, in the case of Mr. Simes, and one year’s base salary, in the case of Mr. Donenberg, as well as continued benefits for a certain minimum time period. These arrangements, including the quantification of the payment and benefits provided under these arrangements, are described in more detail elsewhere in this proxy statement under the heading “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

The employment letter agreements with our named executive officers which provide for these severance and change in control arrangements were entered into in connection with our hiring them as executive officers, which in the case of Mr. Simes was in January 1998, and in the case of Mr. Donenberg was in June 1998. These agreements have not been materially amended since April 1999. Nonetheless, we still believe that the severance and change in control protections provided in the agreements are relevant and an important part of our executive compensation program. We believe such protections continue to provide important retention value, especially during critical time periods of our company’s development and life cycle. We also believe similar protections are typically provided by other companies, including companies with which we compete for executive talent, and thus believe we must continue to offer such protections in order to be competitive.

We believe the change in control provisions in our stock plan and the employment letter agreements are particularly important. Pursuant to the terms of our stock plan and the employment letter agreements, all stock options held by our named executive officers (as well as all other optionees) become immediately vested and exercisable upon the completion of a change in control of our company. Thus, the immediate vesting of stock options is triggered by the change in control and thus is known as a “single trigger” change in control arrangement. While “single trigger” change in control arrangements are often criticized as creating a “windfall” for optionees, we, nonetheless, believe such arrangements are appropriate since they provide important retention value during what can often be an uncertain time for employees and provide executives additional monetary motivation to complete a transaction that the Board of Directors believes is in the best interests of our stockholders.

In order for our named executive officers to receive any other payments or benefits as a result of a change in control of our company, however, there must be a termination event, such as a termination of the executive’s employment by us without cause or a termination of the executive’s employment by the executive for good reason. There is no requirement in the employment letter agreements that the termination event occur within a certain time period of the change in control event for the severance payment to be triggered. The termination of the executive’s employment by the executive without good reason will not give rise to additional payments or benefits either in a change in control situation or otherwise. Thus, these additional payments and benefits will not just be triggered by a change in control, but will also require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements. We believe these “double trigger” change in control arrangements are also important since they too provide important retention value and because they are not “single trigger” arrangements which prevent the executive from receiving what could be considered by some stockholders as too significant a windfall upon a change in control. If any payments to a named executive officer under the employment letter agreements or otherwise are considered contingent upon a “change in control” for purposes of Section 280G of the Internal Revenue Code of 1986, as amended, and would therefore constitute a “parachute payment” under the Internal Revenue Code, then such payments would be reduced to the largest amount as will result in no portion of such payments being subject to the tax imposed by Section 4999 of the Internal Revenue Code.

We believe our change in control arrangements mitigate some of the risk that exists for executives working in a small company where there is a meaningful likelihood that the company may be acquired. These arrangements are also intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these executive officers may not be required by the acquirer.

We believe our change in control and severance arrangements are an important part of our compensation program due to the important retention and motivational value. We also believe the change in control provision in our stock plan and the severance and change in control arrangements provided in the employment letter agreements with our named executive officers are consistent with the design provisions and benefit levels of other companies disclosing such protections, as provided in public Securities and Exchange Commission filings and as periodically published in various surveys and research reports.

Accounting and Tax Considerations

We account for equity compensation paid to our employees under the rules of SFAS No. 123R, which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Although we were profitable for the fiscal year ended December 31, 2006, unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our financial position. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, all of our named executive officers have received equity compensation awards in the form of incentive stock options, which would not entitle us to any related tax deduction if there is no disqualifying disposition by the optionee. However, some of the incentive stock options that were issued exceeded the $100,000 per year dollar limitation (with respect to exercisability) set forth in Section 422 of the Internal Revenue Code. Accordingly, the incentive stock options issued in excess of this $100,000 per year limitation will be treated as non-qualified stock options for tax purposes. We will, therefore, be entitled to a tax deduction in the year in which the non-qualified stock option is exercised in an amount equal to the amount by which the fair market value of the shares underlying the non-qualified stock options on the date of exercise exceeds the option exercise price.

Section 162(m) of the Internal Revenue Code requires that we meet specific criteria, including stockholder approval of certain stock and incentive plans, in order to deduct, for federal income tax purposes, compensation over $1 million per individual paid to our named executive officers. Since none of our named executive officers received compensation over $1 million during 2006, we will not be affected by the limitations of Section 162(m) of the Internal Revenue Code. We intend generally to structure our executive compensation arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m) of the Internal Revenue Code; however, we do reserve the right to offer compensation arrangements as may from time to time be necessary to attract and retain top-quality management.

EXECUTIVE COMPENSATION
___________________

Compensation Committee Report

This report is furnished by the Compensation Committee of the Board of Directors with respect to the “Compensation Discussion and Analysis” section of this proxy statement.

The primary purpose of the Compensation Committee is to assist the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers. In performing its oversight role, the Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with our management.

Based on the review and discussions of the Compensation Committee described above, and subject to the limitations on the role and responsibilities of the Compensation Committee in its charter, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement for filing with the Securities and Exchange Commission.

This report is dated as of April 26, 2007.

Compensation Committee

Louis W. Sullivan, M.D., Chairman
Ross Mangano
Victor Morgenstern

The foregoing Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

Dr. Sullivan, Mr. Mangano and Mr. Morgenstern served as members of the Compensation Committee during 2006. None of these individuals has been an officer or employee of our company or one of our subsidiaries. None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers who serve on the Board of Directors or the Compensation Committee.

Summary of Cash and Other Compensation

The following table provides summary information concerning all compensation awarded to, earned by or paid to our principal executive officer and our principal financial officer during the year ended December 31, 2006. We did not have any other executive officers as of December 31, 2006. We refer to these individuals in this proxy statement as our “named executive officers.”

SUMMARY COMPENSATION TABLE - 2006

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)(3)	All Other Compensation(4)	Total
Stephen M. Simes Vice Chairman, President and Chief Executive Officer	2006	$374,400	$140,400	$86,030	$40,336	$641,166
Phillip B. Donenberg Chief Financial Officer, Treasurer and Secretary	2006	208,572	41,714	127,622	14,700	392,608

(1)
Represents discretionary cash bonus earned in year as indicated, but actually paid to named executive officer in the following year. We refer you to the information under the headings “— Annual Performance Bonus” and “Compensation Discussion and Analysis” for a discussion of the factors taken into consideration by the Compensation Committee in determining the amount of bonus paid to each named executive officer.

(2)
Reflects the dollar amount recognized for each named executive officer for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS 123(R). We refer you to note 7 to our consolidated financial statements for the year ended December 31, 2006 for a discussion of the assumptions made in calculating the dollar amount recognized for each named executive officer for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS 123(R). The following table provides additional information regarding the dollar amount recognized during the year ended December 31, 2006 for each stock option held by each named executive officer:

Name	Option Date of Grant	Number of Underlying Option Shares	Dollar Amount Recognized
Stephen M. Simes	3/22/04	126,667	$86,030
Phillip B. Donenberg	3/22/04	79,166	53,766
	7/19/05	25,000	25,249
	3/16/06	62,500	48,607

(3)
Represents options granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, the material terms of which are described in more detail below under the heading “Executive Compensation—Grants of Plan-Based Awards—BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.”

(4)	The amounts shown in this column include the following with respect to each named executive officer:

Name	401(k) Match(a)	Insurance Premiums(b)	Tax Gross-Up(c)	Auto Allowance
Stephen M. Simes	$10,000	$11,581	$6,756	$12,000
Phillip B. Donenberg	7,500	—	—	7,200

(a)  Based on 50 percent of amount the executive officer voluntarily contributed to plan.
(b) Includes reimbursement for premiums paid by Mr. Simes for supplemental term life and long-term disability insurance.
(c) Based on the executive officer’s tax rate at the time the premium was paid.

Simes Employment Letter Agreement. In January 1998, we entered into an employment letter agreement with Stephen M. Simes pursuant to which Mr. Simes serves as our Vice Chairman, President and Chief Executive Officer and a member of the Board of Directors. The term of this agreement continues until December 31, 2009. On January 1 of each year, the term is automatically extended for an additional one year unless on or before October 1 immediately preceding the extension, either party gives written notice to the other of the termination of the agreement or cessation of further extensions. Under the agreement, Mr. Simes is entitled to a base salary in an amount determined by the Board of Directors, which base salary, however, must be adjusted upward each year at a minimum equal to changes in the Consumer Price Index. Mr. Simes is entitled to receive an annual performance bonus of up 50 percent of his then base salary. The amount of the bonus will be determined in the sole discretion of the Compensation Committee. Mr. Simes is also entitled to a monthly stipend of $1,000 for automobile use and four weeks paid vacation each year. If Mr. Simes is terminated without cause or upon a change in control or if he terminates his employment for good reason, he will be entitled to certain payments and benefits as described in more detail under the heading “—Potential Payments Upon Termination or Change in Control.” Under the agreement, Mr. Simes is subject to customary assignment of inventions, confidentiality and non-competition provisions.

Donenberg Employment Letter Agreement. In June 1998, we entered into an employment letter agreement with Phillip B. Donenberg pursuant to which Mr. Donenberg serves as our Chief Financial Officer. The term of this agreement continues until either party gives 30 days written notice to the other of the termination of the agreement. Under the agreement, Mr. Donenberg is entitled to a base salary in an amount determined by the Board of Directors, which base salary, however, must be adjusted upward each year at a minimum equal to changes in the Consumer Price Index. Mr. Donenberg is entitled to receive an annual performance bonus of up to 30 percent of his then base salary. The amount of the bonus will be determined in the sole discretion of the Compensation Committee. Mr. Donenberg is also entitled to a monthly stipend of $600 for automobile use and three weeks paid vacation each year. If Mr. Donenberg is terminated without cause or upon a change in control or if he terminates his employment for good reason, he will be entitled to certain payments and benefits as described in more detail under the heading “—Potential Payments Upon Termination or Change in Control.” Under the agreement, Mr. Donenberg is subject to customary assignment of inventions, confidentiality and non-competition provisions.

Annual Performance Bonus. As required under the terms of their employment letter agreements, we provide Messrs. Simes and Donenberg the opportunity to earn an annual performance bonus each year in an amount equal to up to 50 percent of Mr. Simes’ base salary and up 30 percent of Mr. Donenberg’s base salary. The Compensation Committee has the ability to award a higher bonus if it believes a higher bonus is warranted. The Compensation Committee determines the amount of the bonus each year for each executive based on, among other things, input received from Mr. Simes, its own views as to the achievement by the company of performance objectives and the achievement by the individual executives of individual goals, the general performance of the company and the executives during the year, the performance of the company’s stock price during the year and other factors that may be relevant during any given year. For 2006 performance, Mr. Simes received an annual performance bonus in the amount of $140,400, representing approximately 37.5 percent of his base salary for 2006, and Mr. Donenberg received an annual performance bonus in the amount of $41,714, representing approximately 20 percent of his base salary for 2006. The annual performance bonus for 2006 will be paid entirely in cash in two installments: one-half in January 2007 and the remaining amount on December 31, 2007 so long as the executive remains an employee of our company as of such date or if not employed as of such date was terminated by us without cause. In addition, the second installment payment would be made to the executive immediately upon any change of control of our company, including a merger or acquisition of our company. The annual performance bonus in the past has been paid either entirely in cash or one-half in cash and one-half in shares of our common stock. For more information regarding the annual performance bonuses received by our named executive officers for 2006 performance, we refer you to the “Compensation Discussion and Analysis” section of this proxy statement.

BioSante 401(k) Savings Plan. We maintain the BioSante 401(k) Savings Plan under which all participants, including executive officers, may voluntarily request that we reduce their pre-tax compensation by up to 100 percent (subject to certain special limitations). We contributed an amount equal to 50 percent of the amount that each participant contributed under this plan, up to a maximum amount allowed by law.

Grants of Plan-Based Awards

The following table provides information concerning grants of plan-based awards to each of our named executive officers during the year ended December 31, 2006. Plan-based awards were granted to our named executive officers during 2006 under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan. The material terms of these awards and the material plan provisions relevant to these awards are described in the footnotes to the table below or in the narrative following the table below. Option were granted to the named executive officers subsequent to December 31, 2006 in January 2007. These options are described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement.

GRANTS OF PLAN-BASED AWARDS - 2006

Name	Grant Date(1)	All Other Option Awards: Number of Securities Underlying Options(#)(2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Market Price on Date of Grant	Grant Date Fair Value Stock and Option Awards ($)(4)
Stephen M. Simes	—	—	$—	$—	$—
Phillip B. Donenberg	03/16/06	62,500	3.87	3.93	194,431

(1) The grant date is the date on which the Compensation Committee met to approve the option grant.

(2) Represents an incentive stock option granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, the material terms of which are described in more detail below under the heading “—BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.” The option has a ten-year term and vests over a three-year period, with one-third of the underlying shares vesting on each of March 16, 2007, March 16, 2008 and March 16, 2009, so long as the individual remains an employee of our company as of such date.

(3) We generally set the per share exercise price of stock options granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan at an amount equal to 100 percent of the fair market value of a share of our common stock on the date of grant, which under our plan is defined as the mean between the reported high and low sale prices of our common stock, as reported on the American Stock Exchange.

(4) We refer you to note 7 to our consolidated financial statements for the year ended December 31, 2006 for a discussion of the assumptions made in calculating the grant date fair value of the option awards.

BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.   Under the terms of the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, our named executive officers, in addition to other employees and individuals, are eligible to receive equity compensation awards, such as stock options, stock awards and stock units. To date, only incentive and non-statutory stock options and stock awards have been granted under the plan. The plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits.

Incentive stock options must be granted with a per share exercise price equal to at least the fair market value of a share of our common stock on the date of grant. For purposes of the plan, the fair market value of our common stock is the mean between the reported high and low sale prices of our common stock, as reported by the American Stock Exchange. We generally set the per share exercise price of all stock options granted under the plan at an amount equal to the fair market value of a share of our common stock on the date of grant.

Except in connection with certain specified changes in our corporate structure or shares, the Compensation Committee may not, without prior approval of our stockholders, seek to effect any re-pricing of any previously granted, “underwater” option by amending or modifying the terms of the underwater option to lower the exercise price, canceling the underwater option and granting replacement options having a lower exercise price, or other incentive award in exchange, or repurchasing the underwater options and granting new incentive awards under the plan. For purposes of the plan, an option is deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price.

Options will become exercisable at such times and in such installments as may be determined by the Compensation Committee, provided that options may not be exercisable after 10 years from their date of grant. We generally provide for the vesting of stock options in equal annual installments over a three-year period commencing on the one-year anniversary of the date of grant.

Optionees may pay the exercise price of stock options in cash, except that the Compensation Committee may allow payment to be made (in whole or in part) by (1) using a broker-assisted cashless exercise procedure pursuant to which the optionee, upon exercise of an option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of our common stock or loan a sufficient amount of money to pay all or a portion of the exercise price of the option and/or any related withholding tax obligations and remit such sums to us and directs us to deliver stock certificates to be issued upon such exercise directly to such broker or dealer; or (2) using a cashless exercise procedure pursuant to which the optionee surrenders to us shares of our common stock either underlying the option or that are otherwise held by the optionee.

Under the terms of the plan, unless otherwise provided in a separate agreement, if a named executive officer’s employment or service with our company terminates for any reason, the unvested portion of the option will immediately terminate and the executive’s right to exercise the then vested portion of the option will:

•	immediately terminate if the executive’s employment or service relationship with our company terminated for “cause”;

•	continue for a period of six months if the executive’s employment or service relationship with our company terminates as a result of the executive’s death or disability; or

•	continue for a period of 90 days if the executive’s employment or service relationship with our company terminates for any reason, other than for cause or upon death or disability.

As set forth in the plan, the term “cause” will be as defined in any employment or other agreement or policy applicable to the named executive officer or, if no such agreement or policy exists, will mean (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to us or any subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the overall duties, or (iv) any material breach of any employment, service, confidentiality or non-compete agreement entered into with us or any subsidiary.

As described in more detail under the heading “—Potential Payments Upon Termination or Change in Control,” if there is a change in control of our company, then, under the terms of the plan, unless otherwise provided by the Compensation Committee in its sole discretion either in the agreement evidencing an option or stock award at the time of grant or at any time after the grant of an option or stock award, all outstanding options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the executive to whom such options have been granted remains in the employ or service of us or any of our subsidiaries and all outstanding stock awards then held by the executive will, to the extent applicable, vest and/or continue to vest in the manner determined by the Compensation Committee and set forth in any agreement evidencing such stock award.

Other Information Regarding Plan-Based Awards. Under a provision contained in Mr. Simes’ employment letter agreement, upon his termination of employment by us without cause, all stock options then held by him would be accelerated and all such options would become fully vested and immediately exercisable for a period of one year after his termination date, as described in more detail under the heading “—Potential Payments Upon Termination or Change in Control.” In addition, under provisions contained in Mr. Simes’ and Mr. Donenberg’s employment letter agreements, upon the occurrence of a change in control, all stock options then held by such executive would be accelerated and all such options would become fully vested and immediately exercisable, as described in more detail under the heading “—Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised stock options and equity incentive plan awards that have not vested for each of our named executive officers that remained outstanding at December 31, 2006. We did not have any stock awards outstanding at December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END - 2006

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Stephen M. Simes	71,407	—	—	$4.00	04/06/2011
	108,507	—	—	3.40	09/26/2012
	126,667	—	—	2.10	05/29/2013
Phillip B. Donenberg	21,547	—	—	4.00	04/06/2011
	37,564	—	—	3.40	09/26/2012
	79,166	—	—	2.10	05/29/2013
	—	—	25,000(2)	3.715	07/18/2015
	10,000	15,000(3)	—	3.715	07/18/2015
	—	62,500(4)	—	3.87	03/15/2016

(1)
Upon the occurrence of a change in control, the unvested and unexercisable options described in this table will be accelerated and become fully vested and immediately exercisable as of the date of the change in control. For more information, we refer you to the discussion under the headings “—Grants of Plan-Based Awards—BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, ” “—Grants of Plan-Based Awards—Other Information Regarding Plan-Based Awards ” and “—Potential Payments Upon Termination or Change in Control.”

(2)
This option vests upon the achievement of certain performance criteria. In February 2007, the Compensation Committee determined that some of the performance goals had been achieved, thereby resulting in the vesting of 20,000 of the 25,000 shares underlying the option. The performance goals that had been achieved or partially achieved included (1) outlicensing a product, (2) becoming a leader and working on employee relations, (3) the initiation of coverage by an investment bank or third party and (4) the involvement in activities to enhance investor/public relations. The remaining 5,000 shares underlying the option remain unvested and subject to certain performance criteria. We refer you to the discussion under the heading “Compensation Discussion and Analysis.”

(3)
This option vests over a four-year period, with 7,500 of the remaining shares vesting on each of July 19, 2007 and July 19, 2008, so long as Mr. Donenberg remains an employee or consultant of our company as of such date.

(4)
This option vests over a three-year period, with one-third of the underlying shares vesting on each of March 16, 2007, March 16, 2008 and March 16, 2009, so long as Mr. Donenberg remains an employee or consultant of our company as of such date.

Options Exercised During Fiscal Year

The following table provides information regarding the exercise of stock options during the year ended December 31, 2006 for each of our named executive officers on an aggregated basis. We do not have any outstanding stock awards and thus did not have any stock awards vest during the year ended December 31, 2006.

OPTIONS EXERCISES AND STOCK VESTED - 2006

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Stephen M. Simes	100,625	$153,956
Phillip B. Donenberg	52,188	79,848

(1)
The aggregate dollar value realized upon exercise is the difference between the market price of the underlying shares of our common stock on the date of exercise, based on the closing sale price of our common stock on the date of exercise, and the exercise price of the options.

Potential Payments Upon Termination or Change in Control

General. We have entered into employment letter agreements with each of our two named executive officers, Stephen M. Simes and Phillip B. Donenberg, which may require us to provide certain payments to the executive upon a termination of his employment or change in control of our company. Whether a named executive officer receives a payment and the amount of such payment, if applicable, depends upon the triggering event. For more information regarding these agreements, we refer you the discussion under the headings “—Summary of Cash and Other Compensation—Simes Employment Letter Agreement” and “—Summary of Cash and Other Compensation—Donenberg Employment Letter Agreement.”

Potential Payments to Named Executive Officers. The following table describes the potential payments to each of our named executive officers in the event of a termination of his employment by us without cause, by him for good reason or upon his death or disability on December 31, 2006 or a change in control of our company on December 31, 2006:

Name	Executive Benefits and Payments	Termination by BioSante Without Cause or By Executive for Good Reason	Termination For Cause	Termination Upon Death or Disability	Change in Control
Stephen M. Simes	Base Salary	$526,800	0	0	$526,800
	Unvested and Accelerated Stock Options(1)(2)	0	0	0	0
	Term Life Insurance(3)	18,588	0	0	18,588
	Group Health Plan Benefits(4)	28,518	0	0	28,518
	Outplacement Services(5)	8,400	0	0	8,400
	Office Space and Administrative Services(6)	3,600	0	0	3,600
	Total:	$585,906	0	0	$585,906

Phillip B. Donenberg	Base Salary	$208,572	0	0	$208,572
	Unvested and Accelerated Stock Options(1)(2)	267,033	0	0	267,033
	Term Life Insurance(3)	252	0	0	252
	Group Health Plan Benefits(4)	23,957	0	0	23,957
	Total:	$499,814	0	0	$499,814

(1) The value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer is based on the difference between: (i) the market price of the shares of our common stock underlying the unvested stock options held by such officer as of December 31, 2006, which is based on the closing sale price of our common stock on December 29, 2006 ($2.77), the last trading day prior to December 31, 2006, and (ii) the exercise price of the options.

(2) Subsequent to December 31, 2006, Mr. Simes was granted an option to purchase 250,000 shares of our common stock and Mr. Donenberg was granted an option to purchase 50,000 shares of our common stock, which options vest in equal annual installments over a three-year period. The value of the automatic acceleration of the vesting of these stock options is not included in the above table.

(3) The value of the term life insurance is based on our current group plan and any applicable additional insurance at the 2006 rate actually paid.

(4) The value of the group health plan benefits is based on premium rates in effect in December 2006.

(5) The value of outplacement services is based on information we received from a third party placement service company.

(6) The value of office space and administration services is based on current market information for the Chicago, Illinois area received from a third party.

Termination by BioSante for Cause. Under the terms of both employment letter agreements, if Mr. Simes’ or Mr. Donenberg’s employment is terminated by us for “cause,” the executive would be entitled to be paid his annual base salary, car allowance and any out-of-pocket expenses incurred through the date of his termination and any amounts the executive would be entitled to under any company benefit plan. For purposes of the agreements, “cause” means any of the following: (i) fraud, (ii) theft or embezzlement of our assets, (iii) a violation of law involving moral turpitude, (iv) repeated and willful failure to follow instructions of our Board of Directors provided that the conduct has not ceased or the offense cure within 30 days following written warning from us. The agreements also provide that the executive must abide by certain non-competition and non-solicitation provisions for one year after termination for cause. Under the terms of the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, if Mr. Simes’ or Mr. Donenberg’s employment is terminated by us for “cause,” the executive’s outstanding stock options will immediately terminate and may not then be exercisable.

Termination by BioSante Without Cause. Under the terms of both employment letter agreements, if Mr. Simes’ or Mr. Donenberg’s employment is terminated by us without cause, the executive would be entitled to be paid his annual base salary, car allowance and any out-of-pocket expenses incurred through the date of termination. Additionally, the executive would be entitled to receive:

•
a severance payment, which would be paid in one lump sum in the case of Mr. Simes and would be paid in 12 equal monthly installments in the case of Mr. Donenberg, equal to, in the case of Mr. Simes, his total compensation over the previous 12 months, including his car allowance, and in the case of Mr. Donenberg, his base salary at the time of termination;

•
continued term life insurance at our expense, which, in the case of Mr. Simes, would be for a period of one year from the date of his termination or the remaining term of his agreement, whichever is longer, and in the case of Mr. Donenberg, would be for a period of one year from the date of his termination, unless in either case the executive obtains full-time employment;

•
continued participation by the executive and his family at our expense in our group hospitalization health, dental and disability insurance programs, which in the case of Mr. Simes, would be for a period of one year from the date of his termination or the remaining term of his agreement, whichever is longer, and in the case of Mr. Donenberg, would be for a period of one year from the date of his termination, unless in either case the executive becomes eligible to participate in another employer’s corresponding group insurance and disability plans;

•	in the case of Mr. Simes, provision of outplacement services and use of an office and reasonable secretarial support for one year, unless Mr. Simes becomes otherwise employed within such period;

•	reimbursement for out-of-pocket expenses incurred by the executive on behalf of our company; and

•	reimbursement for any and all unused vacation days accrued to the date of termination.

In addition, in the event we terminate Mr. Simes’ employment without cause, all outstanding stock options held by Mr. Simes at such time will become immediately exercisable and he will have one year from the date following his termination of employment to exercise such options. In the event we terminate Mr. Donenberg’s employment without cause, all outstanding stock options held by Mr. Donenberg at such time will remain exercisable to the extent exercisable as of such termination for a period of three months.

Termination by Executive for Good Reason. Under the terms of both employment letter agreements, Mr. Simes or Mr. Donenberg may terminate his agreement upon 30 days written notice to us for “good reason.” For purposes of the agreements, “good reason” means (i) assignment of duties inconsistent with his position or a change in responsibilities, title or office, (ii) the failure of us to continue, or the taking of action by us that could adversely affect, benefits plans in which the executive is participating (with some exceptions), (iii) reduction of salary or car allowance or failure to increase salary as provided in the agreement, (iv) in the case of Mr. Simes, any other breach by us of the agreement; or (v) the occurrence of a change in control. If Mr. Simes or Mr. Donenberg terminates his agreement for good reason, then we must provide him the payments and benefits described above under “Termination by BioSante Without Cause.”

Termination in the Event of Death or Permanent Disability. Under the terms of both employment letter agreements, the agreements terminate in the event of the executive’s death or permanent disability. In the event of death, the executive’s base salary, and in the case of Mr. Simes, his car allowance will be terminated as of the end of the month in which the executive’s death occurs. Upon an executive’s “disability,” we can terminate the executive’s employment upon 30 days written notice. For purposes of the agreements, “disability” means an inability, due to illness, accident or any other physical or mental incapacity, to substantially perform the executive’s duties for a period of four consecutive months or for a total of six months in any 12 month period. Upon termination of an executive’s employment due to disability, the executive will be entitled to receive compensation until the later of (i) the date of termination of employment for disability or (ii) the date upon which the executive begins to receive long-term disability insurance benefits. Under the terms of the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, in the event the executive’s employment is terminated as a result of the executive’s death or permanent disability, all outstanding stock options then held by the executive at such time will remain exercisable to the extent then exercisable for a period of six months.

Change in Control. Under the terms of both employment letter agreements, upon a “change in control” of our company, any stock options held by Mr. Simes and Mr. Donenberg would become immediately exercisable for the remainder of their terms, regardless of whether the executives remain in the employ or service of our company. For purposes of the agreements, a “change in control” means:

•	the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of our assets, in one transaction or in a series of related transactions, to a third party;

•	the approval by our stockholders of any plan or proposal for the liquidation or dissolution of our company; or

•
a change in control of our company of a nature that would be required to be reported under the federal securities laws, provided a change in control will be deemed to have occurred if (1) any person is or becomes the beneficial owner, directly or indirectly, of 30 percent or more of our outstanding securities; or (2) during any consecutive 24 month period, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board of Directors unless the election, or the nomination for election by our stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Additionally, our named executive officers have received stock options granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan. Under the terms of the plan, such stock options become fully exercisable following a “change in control” of our company, which is defined under the plan as:

•	the sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation that is not controlled by us;

•	the approval by our stockholders of any plan or proposal for the liquidation or dissolution of our company;

•	certain merger or business combination transactions;

•	more than 50 percent of our outstanding voting shares are acquired by any person or group of persons who did not own any shares of common stock on the effective date of the plan; or

•	certain changes in the composition of the Board of Directors.

In order for our named executive officers to receive any other payments or benefits as a result of a change in control of our company, there must be a termination event, such as a termination by us without cause or a termination by the executive for good reason, in which case, then, the executive would receive the payments and benefits described above. There is no requirement in the employment letter agreements that the termination event occur within a certain time period of the change in control event for the severance payment to be triggered.

In any event, if any payments to a named executive officer under the employment letter agreements or otherwise are considered contingent upon a “change in control” for purposes of Section 280G of the Internal Revenue Code of 1986, as amended, and would therefore constitute a “parachute payment” under the Code, then such payments would be reduced to the largest amount as will result in no portion of such payments being subject to the tax imposed by Section 4999 of the Internal Revenue Code.

Required Resignations; Confidentiality and Other Provisions. Pursuant to the terms of the employment letter agreements, Mr. Simes and Mr. Donenberg have agreed upon any termination of their employment to resign from any and all director, officer, trustee, agent and any other positions with our company or our affiliates, such as our employee benefit plans. In addition, certain terms of their agreements will survive any termination of their employment, including the assignment of inventions and confidentiality provisions and in the event of certain terminations, portions of the non-competition provisions.

RELATED PERSON RELATIONSHIPS AND TRANSACTIONS
___________________

Director and Executive Officer Compensation

Please see “Director Compensation” and “Executive Compensation” for information regarding the compensation of our directors and executive officers and for information regarding employment and other agreements we have entered into with our directors and executive officers.

Policies and Procedures Regarding Related Party Transactions

The Board of Directors has delegated to the Audit and Finance Committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related party transactions. If it is not feasible for the Audit and Finance Committee to take an action with respect to a proposed related party transaction, the Board of Directors or another committee of the Board of Directors, may approve or ratify it. No member of the Board of Directors or any committee may participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is the related party.

Our policy defines a “related party transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest.

Prior to entering into or amending any related party transaction, the party involved must provide notice to our finance department of the facts and circumstances of the proposed transaction, including:

•	the related party’s relationship to us and his or her interest in the transaction;

•
the material facts of the proposed related party transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;

•	the purpose and benefits of the proposed related party transaction with respect to us;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed related party transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

If our finance department determines the proposed transaction is a related party transaction and the amount involved will or may be expected to exceed $10,000 in any calendar year, the proposed transaction will be submitted to the Audit and Finance Committee for its prior review and approval or ratification. In determining whether to approve or ratify a proposed related party transaction, the Audit and Finance Committee will consider, among other things, the following:

•	the purpose of the transaction;

•	the benefits of the transaction to us;

•
the impact on a director’s independence in the event the related party is a non-employee director, an immediate family member of a non-employee director or an entity in which a non-employee director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

Related party transactions that involve $10,000 or less must be disclosed to the Audit and Finance Committee but are not required to be approved or ratified by the Audit and Finance Committee.

We also produce quarterly reports to the Audit and Finance Committee of any amounts paid or payable to, or received or receivable from, any related party. These reports allow us to identify any related party transactions that were not previously approved or ratified. In that event, the transaction will be promptly submitted to the Audit and Finance Committee for consideration of all the relevant facts and circumstances, including those considered when a transaction is submitted for pre-approval. Under our policy, certain related party transactions as defined under our policy, such as certain transactions not requiring disclosure under the rules of the Securities and Exchange Commission, will be deemed to be pre-approved by the Audit and Finance Committee and will not be subject to these procedures.

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)
_____________________

Selection of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2007. Deloitte & Touche LLP has acted as our independent registered public accounting firm since January 1999. Prior to that date, Deloitte & Touche, C.A. in Canada acted as our independent registered public accounting firm since our inception in August 1996.

Although it is not required to do so, the Audit and Finance Committee of the Board of Directors wishes to submit the selection of Deloitte & Touche LLP to our stockholders for ratification. If our stockholders do not ratify the selection of Deloitte & Touche LLP, another independent registered public accounting firm will be considered by the Audit and Finance Committee of the Board of Directors. Even if the selection is ratified by our stockholders, the Audit and Finance Committee may in its discretion change the selection at any time during the year, if it determines that such a change would be in the best interests of BioSante and its stockholders.

Representatives of Deloitte & Touche LLP will be available via telephone at the Annual Meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit, Audit-Related, Tax and Other Fees

The following table presents fees billed to BioSante for professional services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2006 and December 31, 2005.

	Aggregate Amount Billed by Deloitte & Touche LLP
	2006	2005
Audit Fees(1)	$69,135	$50,000
Audit-Related Fees(2)	15,735	28,500
Tax Fees	0	0
All Other Fees	0	0
__________________________
(1)
These fees consisted of the audit of our annual financial statements by year, review of financial statements included in our quarterly reports on Form 10-Q and other services normally provided in connection with statutory and regulatory filings or engagements.

(2)
These fees consisted of review of registration statements and the issuance of consents. The Audit and Finance Committee has considered whether the provision of these services is compatible with maintaining Deloitte’s independence and has determined that it is.

Pre-Approval Policies and Procedures

Our Audit and Finance Committee has adopted procedures pursuant to which all audit, audit-related and tax services, and all permissible non-audit services provided by Deloitte & Touche LLP to BioSante, are pre-approved by our Audit and Finance Committee. All services rendered by Deloitte & Touche LLP to BioSante during 2006 were permissible under applicable laws and regulations, and all such services provided by Deloitte & Touche LLP to BioSante, other than de minimis non-audit services allowed under applicable law, were approved in advance by the Audit and Finance Committee in accordance with the rules adopted by the Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act of 2002.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007. Unless a contrary choice is specified on the proxy card, proxies solicited by the Board of Directors will be voted FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007.

OTHER MATTERS
_____________________

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10 percent beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based on review of the copies of such reports furnished to us during the year ended December 31, 2006, and based on representations by our directors and executive officers, all required Section 16 reports under the Securities Exchange Act of 1934, as amended, for our directors, executive officers and beneficial owners of greater than 10 percent of our common stock were filed on a timely basis during the year ended December 31, 2006.

Stockholder Proposals for 2007 Annual Meeting

Stockholder proposals intended to be presented in the proxy materials relating to the next Annual Meeting of Stockholders must be received by us on or before December 31, 2007, unless the date of the meeting is delayed by more than 30 calendar days, and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

Any other stockholder proposals to be presented at the next Annual Meeting of Stockholders must be given in writing to our Corporate Secretary and received at our principal executive offices not later than January 30, 2008 nor earlier than December 31, 2007. The proposal must contain specific information required by our Bylaws, a copy of which may be obtained by writing to our Corporate Secretary or accessing the SEC’s EDGAR filing database at www.sec.gov. If a proposal is not timely and properly made in accordance with the procedures set forth in our Bylaws, it will be defective and may not be brought before the meeting. If the proposal is nonetheless brought before the meeting and the Chairman of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may use their discretionary voting with respect to the proposal.

Director Nominations

In accordance with procedures set forth in our Bylaws, our stockholders may propose nominees for election to the Board of Directors only after providing timely written notice to our Corporate Secretary. To be timely, a stockholder’s notice to our Corporate Secretary must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date that we first released or mailed our proxy statement to stockholders in connection with the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

The notice must set forth, among other things:

•	the nominee’s name, age, business address and residence address;

•	the nominee’s principal occupation or employment;

•	the class and number of shares of our capital stock which are beneficially owned by the nominee; and

•	any other information concerning the nominee required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of directors.

Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. The Nominating and Corporate Governance Committee will consider only those stockholder recommendations whose submissions comply with these procedural requirements. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as those recommended by others.

Proxy Solicitation Costs

The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material, as well as the cost of forwarding this material to the beneficial owners of our capital stock will be borne by us. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, facsimile or personal conversation. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our capital stock.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Investor Relations Department, BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069, telephone: (847) 478-0500 ext. 120. Any stockholder who wants to receive separate copies of our Proxy Statement or Annual Report to Stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address and phone number.

Other Business

Our management does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting, except those described in this proxy statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on the matters.

Copies of 2006 Annual Report

We have sent to each of our stockholders a copy of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2006. The exhibits to our Form 10-K are available by accessing the SEC’s EDGAR filing database at www.sec.gov. We will furnish a copy of any exhibit to our Form 10-K upon receipt from any such person of a written request for such exhibits upon the payment of our reasonable expenses in furnishing the exhibits. This request should be sent to: BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, IL 60069, Attn: Stockholder Information.

_____________________

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock and class C special stock by marking, signing, dating and promptly returning the enclosed proxy card in the envelope provided. No postage is required for mailing in the United States.

By Order of the Board of Directors,

/s/ Stephen M. Simes
Stephen M. Simes
Vice Chairman, President and
Chief Executive Officer

April 30, 2007
Lincolnshire, Illinois

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

BioSante Pharmaceuticals

Proxy — BioSante Pharmaceuticals, Inc.

This Proxy is solicited by the Board of Directors

The undersigned hereby appoints Stephen M. Simes and Phillip B. Donenberg and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of capital stock of BioSante Pharmaceuticals, Inc. held of record by the undersigned on April 17, 2007, at the Annual Meeting of Stockholders to be held on June 14, 2007, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

BioSante Pharmaceuticals

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MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: 01 - Louis W. Sullivan, M.D. 02 - Stephen M. Simes 03 - Fred Holubow 04 - Peter Kjaer 05 - Ross Mangano 06 - Edward C. Rosenow III, M.D

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

3. In their discretion, the proxies are authorized to vote upon such other business, as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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